Exhibit 4.1

Execution Version

TURNING POINT BRANDS, INC.

5.625% SENIOR SECURED NOTES DUE 2026

INDENTURE

DATED AS OF FEBRUARY 11, 2021

GLAS TRUST COMPANY LLC,
as Trustee and Notes Collateral Agent

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Exhibit C	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A
Exhibit D	FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S
Exhibit E	FORM OF NET SHORT REPRESENTATION

This Indenture, dated as of February 11, 2021 is by and among Turning Point Brands, Inc., a Delaware corporation (the “Company”), the Guarantors (as defined below) and GLAS Trust Company LLC, a limited liability company organized and existing under the laws of the State of New Hampshire, as trustee (the “Trustee”) and as notes collateral agent (in such capacity the “Notes Collateral Agent”) pursuant to which the Company is issuing $250,000,000 aggregate principal amount of its 5.625% Senior Secured Notes due 2026 on the Issue Date (the “Initial Notes”).

The Company, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of (i) the Initial Notes and (ii) Additional Notes (together with the Initial Notes, the “Notes”):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1     Definitions.

“Acquired Debt” means, with respect to any specified Person:

(1)         Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)          Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Calculation Date” means the applicable date of calculation for (i) the Secured Leverage Ratio, (ii) the Consolidated Leverage Ratio, (iii) the Fixed Charge Coverage Ratio, (iv) EBITDA or (v) Consolidated Total Assets.

“Applicable Measurement Period” means the most recently completed four consecutive fiscal quarters of the Company immediately preceding the Applicable Calculation Date for which internal financial statements are available.

“Applicable Procedures” means, with respect to any matter at any time relating to a Global Note, the rules, policies and procedures of the depositary applicable to such matter.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the excess of:

(a)          (i) the present value at such redemption date the redemption price at February 15, 2023 (such redemption price being set forth in Section 3.7(a)), plus (ii) the present value at such redemption date of all required interest payments due through February 15, 2023 (excluding accrued but unpaid interest to the applicable date of redemption), in each case computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)          the then outstanding principal amount of the Notes.

The Applicable Premium will be calculated by the Company or its agent.

“Asset Sale” means (i) the sale, conveyance, transfer or other voluntary disposition (whether in a single transaction or a series of related transactions) of property or assets of the Company (other than the sale of Equity Interests of the Company) or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions and other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.9 or the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law), in each case, other than:

(1)          a disposition of Cash Equivalents or obsolete, damaged, unnecessary, unsuitable, used or worn out property, equipment or other assets in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful or economically practicable in the conduct of the business of the Company and its Restricted Subsidiaries or the disposition of inventory, goods or other assets in the ordinary course of business or no longer useful in the ordinary course of the Company’s business;

(2)          the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Article V or any disposition that constitutes a Change of Control;

(3)         the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to Section 4.7 or the granting of a Lien permitted by Section 4.12;

(4)        any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $15.0 million;

(5)         any disposition of property or assets, or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6)          the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business or consistent with past practice or that does not materially interfere with the business of the Company as then in effect;

(7)          any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8)         dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating Net Proceeds of any Asset Sale) dispositions necessary or advisable (as determined in good faith by the Company) in order to consummate any acquisition of any Person, business or assets;

(9)          disposition of an account receivable in connection with the collection or compromise thereof;

(10)       foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action (whether by deed of condemnation or otherwise) with respect to assets or the granting of Liens not prohibited by this Indenture, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event the granting of Liens not prohibited by this Indenture;

(11)      the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business;

(12)       any exchange of assets for Permitted Business Assets (including a combination of Permitted Business Assets and a de minimis amount of Cash Equivalents) of comparable or greater market value, as determined in good faith by the Company;

(13)        the licensing, sublicensing or cross-licensing of intellectual property or other general intangibles;

(14)      the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Company or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(15)       dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(16)        to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business;

(17)      the disposition of any assets (including Equity Interests of a Restricted Subsidiary) (i) acquired after the Issue Date in a transaction permitted under this Indenture, which assets are not used or useful in the core or principal business of the Company and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Company to consummate any acquisition permitted under this Indenture;

(18)        dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(19)        any sale and lease-back transaction in an amount not to exceed $25.0 million;

(20)       any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(21)        the unwinding or voluntary termination of any Hedging Obligations;

(22)        any disposition in connection with the Transactions; and

(23)        the sale, transfer or other disposition of any assets in the TMSA Account.

For the avoidance of doubt, none of (v) the unwinding of Hedging Obligations, (w) the issuance or sale of any Permitted Convertible Indebtedness by the Company or any of its Subsidiaries, (x) the sale of any Permitted Warrant Transaction by the Company, (y) the purchase of any Permitted Bond Hedge Transaction nor (z) the performance by the Company and/or any Subsidiary thereof of the Company’s or such Subsidiary’s obligations under any Permitted Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction or any termination of any such transaction, shall constitute, or be deemed to constitute, an Asset Sale.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale and would also be a permitted Restricted Payment or Permitted Investment, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Asset Sale Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.10 to all Holders.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)          with respect to a corporation, the Board of Directors of the corporation;

(2)          with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)          with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors or any duly authorized committee thereof, unless the context specifically requires that such resolution be adopted by a majority of the disinterested members of the Board of Directors, in which case by a majority of such directors, and to be in full force and effect on the date of such certification and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to remain closed.

“Capital Stock” means:

(1)          in the case of a corporation, capital stock;

(2)          in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)          in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (except for temporary treatment of construction-related expenditures under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction); provided, however, that, for the avoidance of doubt, any obligations relating to a lease that would have been accounted for by the Company as an operating lease under GAAP as in existence on December 31, 2018, shall be accounted for and treated as an operating lease and not a Capitalized Lease Obligation.

“Cares Act Loan” means that certain unsecured, non-recourse covered loan incurred on April 6, 2020 by National Tobacco Company, L.P. under the Paycheck Protection Program.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)          United States dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)          securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States, the United Kingdom or any member state of the European Union whose legal tender is the euro having maturities of not more than 36 months from the date of acquisition;

(3)          certificates of deposit, time deposits and eurodollar time deposits with maturities of 36 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 36 months and overnight bank deposits, in each case, with any lender party to the New Revolving Credit Facility or with any commercial bank having capital and surplus in excess of $100 million;

(4)          repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)          commercial paper maturing within 36 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6)          readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7)          instruments equivalent to those referred to in clauses (1) to (6) above denominated in euro or pounds sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8)          investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Cash Management Obligations” means obligations owed by either the Company or any Restricted Subsidiary to any other Person in respect of or in connection with Cash Management Services.

“Cash Management Services” means any treasury, depository, pooling, netting, overdraft, stored value card, purchase card (including so called “procurement card” or “P-card”), debit card, credit card, cash management and similar services and any automated clearing house transfer of funds and obligations in respect of any other services related, ancillary or complementary to the foregoing.

“Certificated Notes” means Notes that are in the form of Exhibit A attached hereto other than Global Notes.

“Change of Control” means the occurrence of any of the following:

(1)          the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than to the Company or its Subsidiaries or a Permitted Holder; or

(2)          the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group other than a Permitted Holder (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation, amalgamation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Company, in each case, other than an acquisition where the holders of the Voting Stock of the Company as of immediately prior to such acquisition hold 50% or more of the Voting Stock of the ultimate parent of the Company or successor thereto immediately after such acquisition (provided no holder of the Voting Stock of the Company as of immediately prior to such acquisition owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Company immediately after such acquisition).

Notwithstanding the preceding or any provision of Rule 13(d)(3) of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement and (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person (the “Subject Person”) held by a parent of such Subject Person unless it owns more than 50% of the total voting power of the Voting Stock of such parent and (iii) if any group (other than a Permitted Holder) includes one more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred.

“Change of Control Offer” means an Offer to Purchase required to be made by the Company pursuant to Section 4.14 to all Holders.

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Notes Collateral Agent, which will be substantially all assets of the Guarantors other than Excluded Assets.

“Commission” means the United States Securities and Exchange Commission.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization charge or expense, including without limitation the amortization of capitalized software expenses, deferred financing fees, debt issuance costs, fees, commissions and other expenses related thereto and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations (any net receipts pursuant to such interest rate Hedging Obligations shall be included as a reduction to Consolidated Interest Expense), amortization of deferred financing fees or expensing of any bridge or other financing fees and any loss on the early extinguishment of Indebtedness and amortization of any original issue discount in connection with the Transactions) plus (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income of such Person and its Restricted Subsidiaries actually received or receivable in cash for such period.

“Consolidated Leverage Ratio” means, with respect to and Person, as of any date, means the ratio of (a) Consolidated Total Debt minus unrestricted cash and Cash Equivalents of such Person and its Restricted Subsidiaries, in each case, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (b) EBITDA for the four full fiscal quarters for which internal financial statements prepared in accordance with GAAP are available immediately preceding the date. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Consolidated Leverage Ratio is being calculated but prior to the event for which the calculation of the Consolidated Leverage Ratio is made, then the Consolidated Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Consolidated Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including with respect to any pro forma calculations.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that:

(1)          any net after-tax extraordinary, unusual or nonrecurring gains, losses, income, costs, charges or expenses (including, without limitation, restructuring, severance, relocation, consolidation, transition, integration or other similar charges and expenses, contract termination costs, excess pension charges, system establishment charges, start-up or closure or transition costs, expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to curtailments or modifications to pension and post-retirement employee benefit plans in connection with the Transactions or otherwise, expenses associated with strategic initiatives, facilities shutdown and opening costs, new product launches, unrealized losses on the TMSA Account, and any fees, expenses or charges related to the Transactions or otherwise (including any transition-related expenses incurred before, on or after the Issue Date), and litigation settlements or losses) shall be excluded;

(2)          the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s) during such period;

(3)          costs associated with, and any net after-tax gains or losses attributable to asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded;

(4)          the Net Income for such period of any Person that is not a Restricted Subsidiary of such Person, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends paid or distributions made to a Restricted Subsidiary (other than a Guarantor) to the limitations contained in clause (5) below);

(5)          solely for the purpose of determining the amount available for Restricted Payments that are permitted to be made under Section 4.7, the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not wholly permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived and other than restrictions pursuant to this Indenture, the Security Documents or the New Revolving Credit Facility and related documentation; provided that the Consolidated Net Income of such Person shall be, after giving effect to any applicable exclusion contained in clause (7) of the definition of “EBITDA,” increased by the amount of dividends or similar distributions that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5) in respect of such period, to the extent not already included therein);

(6)          non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs and accruals for bonuses payable in a future period (provided that the amount paid in respect of such bonuses shall be included in the period paid) and income (loss) attributable to deferred compensation shall be excluded;

(7)          any net after-tax gains or losses and all fees and expenses or charges relating thereto attributable to the early extinguishment of Indebtedness or Hedging Obligations shall be excluded;

(8)          the effect of any non-cash items resulting from any amortization, impairment, write-up, write-down or write-off of assets (including investment securities) (including intangible assets, goodwill and deferred financing costs in connection with the Transactions or any future acquisition, disposition, merger, consolidation, Investment or similar transaction or any other non-cash impairment charges) incurred subsequent to the Issue Date resulting from the application at SFAS Nos. 141, 142 or 144 (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded;

(9)          any unrealized net gain or loss resulting from Hedging Obligations permitted by clause (9) of the definition of “Permitted Debt” (including pursuant to the application of SFAS No. 133) shall be excluded;

(10)          any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(11)       expenses and lost profits with respect to liability or casualty events or business interruption shall be disregarded (x) to the extent covered by insurance and actually reimbursed or (y) if such Person has made a determination that there exists reasonable evidence that such amount will be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the insurer in writing and (b) is in fact reimbursed within 365 days following the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed with such 365-day period); provided, that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (11);

(12)       losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition, the Transactions or any Investment or asset acquisition shall be excluded (x) to the extent actually reimbursed or (y) if such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(13)        [reserved];

(14)        non-cash charges for deferred tax asset valuation allowances shall be excluded;

(15)       any fees, expenses (including any transaction or retention bonus or similar payment) or charges incurred during such period, or any amortization thereof for such period, in connection with the Transactions or any acquisition, non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investment, recapitalization, asset disposition, non-competition agreement, issuance, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of or waiver or consent relating to any debt instrument, shall be excluded.

(16)     any net pension costs or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) and any other non-cash items of a similar nature shall be excluded; and

(17)       any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made) shall be excluded.

In addition, to the extent not already included in Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Indenture.

“Consolidated Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries as shown on the most recent balance sheet determined in accordance with GAAP determined on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt” means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions and Refunding Capital Stock) made to the capital of the Company or such Guarantor after the Issue Date.

“Convertible Senior Notes” means the Company’s 2.50% Convertible Senior Notes due 2024.

“COVID-19 Relief Funds” means funds or credit or other support received by the Company or any Subsidiary of the Company from, or with the credit or other support of, any governmental authority, and incurred with the intent to mitigate through liquidity or other financial relief the impact of the COVID-19 global pandemic on the business and operations of the Company and its Subsidiaries.

“Corporate Trust Office of the Trustee” means the designated office of the Trustee at which at any time its corporate trust business shall be administered, which office as of the date hereof is located at 3 Second Street, Suite 206, Jersey City, NJ 07311, Attention: Transaction Management Group, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by written notice to the Holders and the Company).

“Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the New Revolving Credit Facility, or other financing arrangements (including, without limitation, commercial paper facilities with banks or other institutional lenders or investors or indentures) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes (including Additional Notes), mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, refinance, extend, renew, restate, amend, supplement or modify any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchanged, replacement, refunding, refinancing, extended, renewed, restated, amended, supplemented or modified facility or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 4.9) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company or any one or more Guarantors.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to Section 2.6, and, thereafter, “Depositary” shall mean or include such successor.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 4.10.

“Designated Preferred Stock” means Preferred Stock of the Company, any Restricted Subsidiary or any parent entity (in each case other than Disqualified Stock) that is issued after the Issue Date for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable Parent Entity, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of Section 4.7.

“Disinterested Directors” means with respect to any Affiliate Transaction, a member of the Board of Directors of the Company having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors of the Company shall be deemed not to have such a financial interest by reason of such member’s holding Equity Interests or similar rights in the Company.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than as a result of a Change of Control or Asset Sale if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is putable or exchangeable) provide that such Person may not redeem or repurchase any such Capital Stock (and all securities into which it is convertible or for which it is putable or exchangeable) pursuant to such provision prior to compliance by such Person with the provisions of Section 4.10 or 4.14 and such repurchase or redemption complies with Section 4.7), in each case, pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than as a result of a Change of Control or Asset Sale), in whole or in part, or (c) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary), in each case prior to the date 91 days after the earlier of the final maturity date of the Notes and the date the Notes are no longer outstanding; provided, however, that (i) any Capital Stock held by any future, current or former employee, director, officer, manager, independent contractor or consultant of the Company, any of its Subsidiaries, any of their direct or indirect parent companies or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Company or a Restricted Subsidiary, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations, (ii) only the portion of such Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof prior to such date, or is so convertible or exchangeable will be deemed to constitute Disqualified Stock, and (iii) any class of such Capital Stock that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock of the Company or any of its direct or indirect parent entities that is not Disqualified Stock will not be deemed to constitute Disqualified Stock.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Company that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“DTC” means The Depository Trust Company and any successor.

“Durfort Promissory Note” means the promissory note in the principal amount of $10.0 million issued on June 10, 2020, in connection with the acquisition of certain assets of Durfort Holdings S.R.L. and Blunt Wrap USA.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)          Taxes paid and the provision for any type of taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(2)          Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income; plus

(3)          Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation, amortization and non-cash charges were deducted in computing Consolidated Net Income; plus

(4)         any extraordinary, unusual, infrequently occurring or nonrecurring loss, charge, payments or expense or any losses, expenses, payments or charges incurred in connection with any Equity Offering, Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred under this Indenture (in each case whether or not consummated and including expenses incurred in connection with the offering of the Notes and the entry into the New Revolving Credit Facility), COVID-19 or the Transactions and, in each case, deducted in such period in computing Consolidated Net Income; plus

(5)         the amount of any restructuring charges, accruals or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, future lease commitments, integration and business optimization costs and costs to close or consolidate facilities and relocate employees) deducted in such period in computing Consolidated Net Income; plus or minus

(6)        any other noncash charges, expenses, write-down or losses (including any impairment charges and the impact of purchase accounting, including, but not limited to, the amortization of inventory step-up and loss of profit on the acquired inventory and unrealized losses of the TMSA Account) or deferred cash charges, expenses or losses reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, other than straight-line rent expense determined in accordance with GAAP to the extent such accruals exceed the related rent payments for the applicable period; provided, however, that the EBITDA for any period shall be reduced to the extent rent payments exceed rent accruals for such period irrespective of the accounting treatment of such rent payments) less all non-cash items of income of such Person and its Restricted Subsidiaries; plus

(7)         taxes paid during the period in respect of deferred tax obligations stemming from CARES ACT relief originally due but deferred from periods prior to the Issue Date; plus

(8)         the amount of any non-controlling interest expense consisting of income attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary; plus

(9)         (a) costs incurred or otherwise associated with the launch of new products or product lines and (b) costs associated with applications related to Food and Drug Administration Pre-market Tobacco Applications and similar costs incurred in connection with the receipt of regulatory approval for products;

(10)        corporate and vapor restructuring expenses including severance and inventory reserves; and

(11)      the amount of “run rate” cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies related to the Transactions, any Specified Transaction, any restructuring, cost saving initiative or other initiative projected by the Company in good faith to be realized as a result of actions taken, committed to be taken or planned to be taken, in each case on or prior to the date that is 18 months after the end of the relevant period (including actions initiated prior to the Issue Date) (which cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies are reasonably identifiable and quantifiable and (B) no cost savings, operating expense reductions, other operating improvements, revenue enhancements or synergies shall be added pursuant to this clause (a) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions, other operating improvements, revenue enhancements or synergies that are included in any other “pro forma” (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken); provided, further, that the aggregate amount of “run rate” cost savings, operating expense reductions, other operating improvements, revenue enhancements and synergies related to any Specified Transaction, any restructuring, cost saving initiative or other initiative added pursuant to this clause (a) shall not exceed 25% of EBITDA (calculated after giving effect to any addback under this clause for any Applicable Measurement Period); plus or minus

(12)       noncash items increasing Consolidated Net Income of such Person for such period (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period) or which will result in the receipt of cash in a future period or the amortization of lease incentives.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock); provided, for the avoidance of doubt, that no Permitted Convertible Indebtedness, other debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests (other than Disqualified Stock) or into or for any combination of cash and Equity Interests (other than Disqualified Stock) by reference to the price of such Equity Interests) or Permitted Convertible Indebtedness Call Transactions, in each case, shall constitute Equity Interests of the Company or any of its Subsidiaries prior to settlement, conversion, exchange or exercise thereof.

“Equity Offering” means any public or private sale of common or preferred stock (other than Disqualified Stock) of the Company or common stock or Preferred Stock of any of its direct or indirect parent entities (excluding Disqualified Stock of such entity), other than (1) public offerings with respect to common stock of the Company or of any of its direct or indirect parent entities registered on Form S-4 or Form S-8, (2) any such public or private sale that constitutes an Excluded Contribution or (3) an issuance to any Subsidiary of the Company.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and any successor thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Assets” means:

(1)         (a) each fee-owned real property with a fair market value of less than $5,000,000 per property, (b) any real property located outside of the United States of America and (c) any ground leasehold or other commercial leasehold real property interests or improvements thereto or any interest therein;

(2)         motor vehicles and other assets subject to certificates of title statutes (to the extent a lien thereon cannot be perfected solely by filing of a UCC financing statement);

(3)          leasehold interests, letters of credit and letters of credit rights not constituting supporting obligations, in each case other than to the extent such interests,

(4)          rights or obligations can be perfected by the filing of a UCC-1 financing statement or other comparable foreign filing, and commercial tort claims (other than those where no additional action is required by any Guarantor to grant or perfect a security interest in such commercial tort claim);

(5)        those pledges and assets over which the granting or perfecting of security interests in such assets would be prohibited by any governmental authority or contract existing on the Issue Date or on the date any Subsidiary party to such contract is acquired (so long as, in the case of an acquisition of a Subsidiary, any such prohibition was not incurred in contemplation of such acquisition), requirement of law (or if any requirement of law creates a material risk of tax or other liability as reasonably determined by the Company) or regulation;

(6)        equity interests in any Person other than Restricted Subsidiaries to the extent not permitted by the terms of such Person’s organizational or joint venture documents or to the extent the pledge thereof would be prohibited by any governmental authority;

(7)          any lease, license or other agreement or any property subject to a lease, license or agreement or purchase money agreement, capital lease obligation or similar arrangements to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money agreement or create a right of termination in favor of any other party thereto (other than a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable statute or regulation, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable statute or regulation notwithstanding such prohibition;

(8)        any “intent-to-use” trademark or service mark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(9)         those assets that the cost or burden of obtaining or perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby as reasonably determined by the Company and the Trustee;

(10)       voting Equity Interests in any Foreign Subsidiaries or FSHCO, in each case in excess of 66% of the total combined voting power of the Equity Interests of such entities entitled to vote and 100% of the Equity Interests of such entities not entitled to vote;

(11)        Equity Interests in Unrestricted Subsidiaries, Subsidiaries of Foreign Subsidiaries or FSHCOs; and

(12)      Margin Stock; provided that “Excluded Assets” shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

“Excluded Contribution” means net cash proceeds or marketable securities, in each case received by the Company from:

(1)          contributions to its common equity capital;

(2)       dividends, distributions, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries; and

(3)          the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock of the Company (other than Disqualified Stock and Designated Preferred Stock);

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Excluded Subsidiary” means any (a) Subsidiary that is not a Wholly Owned Subsidiary, (b) Subsidiary that is prohibited by applicable law from providing a Guarantee, (c) Unrestricted Subsidiary, (d) direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary, (e) Domestic Subsidiary substantially all of whose assets consist of capital stock (or capital stock and Indebtedness) of one or more Foreign Subsidiaries and any assets incidental thereto, (f) not- for-profit Subsidiary, (g) Subsidiary to the extent providing a Guarantee of the Notes would result in material adverse tax consequences to the Company or any Subsidiary as reasonably determined by the Company and (h) Immaterial Subsidiary.

“fair market value” means the fair market value, as determined in good faith by the Company using any customarily used valuation methodology, whose determination will be conclusive for all purposes under this Indenture and the Notes.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person’s most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, repays or otherwise retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period and as if the Company or Restricted Subsidiary had not earned the interest income actually earned during such period in respect of such cash used to repay, repurchase, defease or otherwise discharge such Indebtedness.

If Investments, acquisitions, dispositions, mergers or consolidations have been made by the Company or any Restricted Subsidiary during the four quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four quarter reference period.

If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition and any component definitions, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and may include operating expense reductions, cost savings, and synergies for such period resulting from the transaction which is being given pro forma effect (A) that have been realized, (B) for which the steps necessary for realization have been taken (or are taken concurrently with such transaction) or (C) for which the steps necessary for realization are reasonably expected to be taken within the twelve-month period following such transaction and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided, that, in each case, such adjustments are based on the reasonable good faith beliefs of the Officers executing such Officer’s Certificate at the time of such execution. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months).

Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

Notwithstanding anything to the contrary herein, in the event an item of Indebtedness (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Secured Leverage Ratio, Total Consolidated Ratio or EBITDA, such ratio(s) shall be calculated (i) without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility immediately prior to or in connection therewith; provided that for the avoidance of doubt, the amount of any cash proceeds from such revolving facility or letter of credit facility shall also be disregarded for purposes of such calculation and (ii) with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket on the same date. Each item of Indebtedness that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Secured Net Leverage Ratio, Total Consolidated Ratio or EBITDA test.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and its Subsidiaries and (c) all cash dividends paid during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person and its Subsidiaries minus interest income, non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP, and any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States in effect on the Issue Date, except that with respect to any reports or financial information required to be delivered pursuant to Section 4.3, GAAP means generally accepted accounting principles in the United States as in effect during the applicable period covered by such report or financial information. Notwithstanding the foregoing, for purposes of this Indenture, GAAP shall be determined, all terms of an accounting or financial nature shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capitalized asset with a corresponding lease liability where such lease (or similar arrangement) would not have been required to be so treated under GAAP prior to the effective date of ASU No. 2016-02. For purposes of this Indenture, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.

If there occurs a change in generally accepted accounting principles and such change would cause a change in the method of calculation of any standards, terms or measures used in a covenant under Article IV as determined in good faith by the Company (an “Accounting Change”), then the Company may elect in good faith, as evidenced by a written notice of the Company to the Trustee, to amend any provision hereof, including any financial ratio calculations, thresholds or covenants, to eliminate the effect of any Accounting Change or in the application thereof occurring after the Issue Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, to reflect the effects of the Accounting Change, including but not limited to amending the financial ratio calculations, thresholds and any financial covenant in this Indenture to recalibrate such financial ratio calculation, threshold and financial covenant for the effects of the Accounting Change, so long as (1) such recalibration is limited to changes in the calculation of such financial ratio calculations, thresholds or covenant levels due to the effects of differences between GAAP as in effect on the Issue Date and any change occurring after the Issue Date, (2) the recalibrated financial ratio calculations, thresholds or covenant levels shall be determined in good faith and (3) any such recalibration shall be done in a manner such that, after giving effect to such recalibration, the recalibrated thresholds and covenant levels shall be consistent with the intention of the respective thresholds and covenant levels calculated under GAAP prior to such notice.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.

“Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by a Guarantor in accordance with Article XI. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with Section 11.6, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)        currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)       other agreements or arrangements designed to manage, hedge or protect such Person with respect to fluctuations in currency exchange, interest rates or commodity prices. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“Holder” means a Person in whose name a Note is registered in the security register.

“Immaterial Subsidiary” means a Subsidiary of the Company for which the EBITDA attributable to such Subsidiary accounts for less than or equal to 5% of EBITDA of the Company and its Restricted Subsidiaries and collectively with all Immaterial Subsidiaries, less than or equal to 5% of EBITDA of the Company and its Restricted Subsidiaries.

“Indebtedness” means, with respect to any Person, without duplication,

(1)          any indebtedness (including principal and premium) of such Person:

(A)         in respect of borrowed money;

(B)       evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without duplication, reimbursement agreements in respect thereof);

(C)        representing the deferred and unpaid balance of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes an obligation to a trade creditor accrued in the ordinary course of business; or

(D)       all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a long-term liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any parent entity appearing on the balance sheet of the Company solely by reason of push-down accounting under GAAP shall be excluded;

(2)          Disqualified Stock of such Person (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

(3)         all guarantees by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(4)         to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset (other than a Lien on Capital Stock of an Unrestricted Subsidiary) owned by such Person (whether or not such Indebtedness is assumed by such Person); provided that the amount of Indebtedness of any Person for purposes of this clause (4) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith;

provided, however, that Indebtedness will not include:

(A)       Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money, documentary letters of credit issued in connection with inventory purchases in the ordinary course of business and trade payables, accrued expenses and intercompany liabilities in each case arising in the ordinary course of business;

(B)        items that would appear as a liability on a balance sheet prepared in accordance with GAAP as a result of the applicability of EITF 97-10, “The Effect of Lessee Involvement in Asset Construction”;

(C)          prepaid or deferred revenue arising in the ordinary course of business;

(D)        purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset;

(E)          earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP;

(F)          intercompany indebtedness; and

(G)       the Indebtedness of any partnership in which such Person is a general partner to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing to Persons engaged in a Permitted Business that is, in the good faith judgment of the Board of Directors of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the preamble hereto.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Issue Date, by and between, among others, the Company, the RCF Collateral Agent and the Notes Collateral Agent.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commissions, travel and similar advances to employees, directors, consultants and independent contractors), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

For purposes of the definition of “Unrestricted Subsidiary” and Section 4.7 (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the Issue Date ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and its Restricted Subsidiaries immediately after such transfer.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means February 11, 2021.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Company or any one or more Guarantors and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Company or any one or more Guarantors.

“Margin Stock” has the meaning assigned to such term in Regulation U issued by the FRB.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of voting and non-voting common Equity Interests of the Company or any parent entity on the date of the declaration of a Restricted Payment permitted pursuant to clause (8) of the second paragraph of Section 4.7 multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Real Property” means any fee-owned real property that is not an Excluded Asset.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Mortgaged Property” means any Material Real Property required to be mortgaged pursuant to the terms of this Indenture and the Security Documents.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, in each case net of (1) fees, out of pocket expenses and other direct costs relating to such Asset Sale and including, without limitation, legal, consulting, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, (2) taxes or Permitted Tax Distributions (as defined herein) paid or payable by the Company or any Restricted Subsidiary as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of Indebtedness (including any required premiums or prepayment penalties) that is secured by the property or assets that are the subject of such Asset Sale on a basis that is prior to the Liens, if any, on such assets securing the Notes Obligations (4) the pro rata portion of Net Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Company and the Restricted Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction (6) any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post- employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; provided, that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds will be increased by any portion of funds in the escrow that are released to the Company or any of its Restricted Subsidiaries and (8) the amount of any liabilities (other than Indebtedness in respect of the New Revolving Credit Facility and the Notes) directly associated with such asset being sold and retained by the Company or any of its Restricted Subsidiaries.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company or any Guarantor immediately prior to such date of determination.

“New Revolving Credit Facility” means that certain senior secured revolving credit facility dated the date hereof, by and among the Company, the guarantors party thereto, the lenders from time-to-time party thereto and Barclays Bank PLC, as administrative agent.

“Non-Guarantor Subsidiary” means any Domestic Subsidiary that is not a Guarantor.

“Note Custodian” means the Trustee when serving as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Notes Collateral Agent” means the Trustee in its capacity as “Notes Collateral Agent” under this Indenture and under the Security Documents and any successor thereto in such capacity.

“Notes Obligations” means all Obligations owing pursuant to the Notes, this Indenture, the Guarantees and the Security Documents.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, payable under the documentation governing any Indebtedness, including any interest, fees and expenses, which but for the commencement of a bankruptcy or insolvency proceeding would have accrued on such obligations, whether or not a claim is allowed for such interest, fees or expenses in the related bankruptcy proceeding; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of other third parties other than the holders of the Notes and the Trustee.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company by first class mail, postage prepaid, to each Holder at his or her address appearing in the security register on the date of the Offer or for Global Notes an Offer sent via the applicable procedures of the DTC, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than thirty (30) days or more than sixty (60) days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five (5) Business Days after the Expiration Date. The Company shall notify the Trustee at least three (3) days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)          the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2)          the Expiration Date and the Purchase Date;

(3)         the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Section 4.10 (the “Purchase Amount”);

(4)          the purchase price to be paid by the Company for each $1,000 principal amount of Notes accepted for purchase (as specified pursuant to this Indenture) (the “Purchase Price”);

(5)         that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and that no partial repurchase may result in a note having a principal amount of less than $2,000;

(6)          the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)          that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)         that, on the Purchase Date, the Purchase Price will become due and payable with respect to each Note accepted for payment pursuant to the Offer to Purchase;

(9)         that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his or her attorney duly authorized in writing);

(10)       that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter or instructions utilizing the applicable procedures of the DTC setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his or her tender;

(11)       that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased), so long as no partial repurchase results in a Note having a principal amount of less than $2,000; and

(12)       if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Offering Memorandum” means the offering memorandum, dated as of February 3, 2021, relating to the Initial Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officer’s Certificate” means a certificate signed on behalf of the Company, by an Officer of the Company, to be delivered to the Trustee.

“Opinion of Counsel” means an opinion reasonably acceptable to the Trustee (and, if the Company is entitled to receive such opinion pursuant to Section 2.16, reasonably acceptable to the Company) from legal counsel who may be an employee of the Company.

“Pari Passu Lien Obligations” means Indebtedness secured by a Lien that is equal in priority to the Liens on Collateral securing the Notes (without regard to control of remedies) and is subject to the Intercreditor Agreement (or such other intercreditor agreement having substantially similar terms as the Intercreditor Agreement, taken as a whole) provided that (i) the holders of such Obligations, or the Pari Passu Lien Representative therefor, executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and (ii) the Company has designated such Obligations as “Pari Passu Lien Obligations” under the Intercreditor Agreement.

“Pari Passu Lien Representative” means, with respect to any Pari Passu Lien Obligations, the administrative agent, trustee or other authorized representative for the holders of such Pari Passu Lien Obligations pursuant to the credit agreement, indenture or other definitive documentation therefor.

“Participant” means, with respect to DTC, a Person who has an account with DTC.

“Paying Agent” means any Person authorized by the Company to pay the principal of, premium, if any, or interest on any Notes on behalf of the Company.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Permitted Business Assets or a combination of Permitted Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Bond Hedge Transaction” means one or more call or capped call options (or substantively equivalent derivative transaction) relating to the Company’s Capital Stock (or other securities or property following a merger event or other change of the Capital Stock of the Company) purchased by the Company in connection with the issuance of any Permitted Convertible Notes; provided, however, that the purchase price for such Permitted Bond Hedge Transactions, less the proceeds received by the Company from the sale of any related Permitted Warrant Transactions, does not exceed the net proceeds received by the Company from the issuance of such Permitted Convertible Notes in connection with such Permitted Bond Hedge Transactions.

“Permitted Business” means any business and any services, activities or businesses incidental, or directly related or similar to any line of business engaged in or proposed to be engaged in by the Company and its Restricted Subsidiaries and Investments as of the Issue Date and any business or other activity that is a reasonable extension, development or expansion thereof or ancillary, complementary, incidental or related thereto.

“Permitted Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary will not be deemed to be Permitted Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Permitted Convertible Indebtedness” means (a) the Convertible Senior Notes, (b) unsecured Indebtedness of the Company or a Subsidiary thereof that (i) as of the date of issuance thereof contains customary conversion or exchange rights and customary offer to repurchase rights for transactions of such type (in each case, as determined by the Company in good faith) and (ii) is convertible into or exchangeable for shares of common stock of the Company (or other securities or property following a merger event, reclassification or other change of the common stock of the Company), cash or a combination thereof (such amount of cash determined by reference to the price of the Company common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Company and (c) any guarantee by the Company or any Guarantor of Indebtedness of the Company or a Subsidiary thereof described in clause (b); provided that that such Indebtedness is permitted to be incurred pursuant to Section 4.9.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Holder” means Standard General L.P. and its affiliates.

“Permitted Investments” means

(1)          any Investment in the Company or any of its Restricted Subsidiaries (including guarantees of obligations of its Restricted Subsidiaries);

(2)          any Investment in cash and Cash Equivalents and Investments that were Cash Equivalents when made;

(3)         any Investment by the Company or any Restricted Subsidiary in a Person if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary and, in each case, any Investment held by such Person as long as not acquired in contemplation of such acquisition;

(4)          any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(5)        any Investment existing or made pursuant to binding commitments in effect on the Issue Date and any modification, increase, replacement, refinancing, refund, reinvestment, renewal or extension thereof, but only to the extent not involving additional advances unless required by the terms of the Investments as in effect on the Issue Date or otherwise permitted by this Indenture, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities;

(6)         loans and advances to officers, directors, employees and consultants and any guarantees not in excess of the greater of $10.0 million and 10.0% of EBITDA in the aggregate principal amount outstanding at any one time;

(7)        any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment, accounts receivable, security deposit or prepayment held by the Company or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (B) as a result of a foreclosure by the Company or Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (C) in satisfaction of judgements against another Person;

(8)          Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt;”

(9)         loans and advances to officers, directors, employees and consultants for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10)        any Investment by the Company or a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed an amount equal to the greater of $35.0 million and 35.0% of EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (1) above and shall not be included as having been made pursuant to this clause (10);

(11)        Investments the payment for which consists of Equity Interests of the Company or any of its direct or indirect parent entities (exclusive of Disqualified Stock) or Unrestricted Subsidiaries; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph of Section 4.7;

(12)      guarantees (including Guarantees) of (a) Indebtedness permitted under Section 4.9 or (b) operating leases (excluding Capitalized Lease Obligations) and performance guarantees consistent with past practice;

(13)        Investments consisting of leasing or licensing of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)       any Investment (a) in a Similar Business or joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, not to exceed the greater of $50.0 million and 50.0% of EBITDA at the time of such Investment (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (b) without duplication with clause (a), in an amount equal to the net cash proceeds from any sale or disposition of, or any distribution in respect of, Investments acquired after the Issue Date, to the extent the acquisition of such Investments was financed in reliance on clause (a) provided, however, that if any Investment pursuant to this clause (14) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (14);

(15)       Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition otherwise permitted under Section 4.7;

(16)       Investments made as part of the Transactions;

(17)       Investments resulting from pledges and deposits that are Permitted Liens;

(18)     Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(19)       advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company;

(20)       purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions or licenses of contract rights, intellectual property or other assets or services in each case in the ordinary course of business;

(21)       any Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or other similar assets, or the licensing or contribution of intellectual property pursuant to joint development, joint venture or marketing arrangements with other Persons;

(22)      intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Company;

(23)       any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of Section 4.11.

(24)        any other Investment, so long as, after giving pro forma effect to such Investment, the Secured Leverage Ratio shall be no greater than 2.75 to 1.00.

(25)        Investments in any Indebtedness of the Company or the Restricted Subsidiaries;

(26)       Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(27)       Investments in Unrestricted Subsidiaries (a) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (27) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of $10.0 million and 10.0% of EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value) and (b) without duplication with clause (a), in an amount equal to the net cash proceeds from any sale or disposition of, or any distribution in respect of, Investments acquired after the Issue Date, to the extent the acquisition of such Investments was financed in reliance on clause (a) provided, however, that if any Investment pursuant to this clause (27) is made in any Person that is an Unrestricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (27);

(28)        deposits in the TMSA Account and the investment of any moneys in such account; and

(29)     to the extent constituting Investments, the issuance of, entry into (including any payments of premiums in connection therewith), and performance of obligations under Permitted Convertible Indebtedness, Permitted Bond Hedge Transactions and Permitted Warrant Transactions.

“Permitted Liens” means the following types of Liens:

(1)          Liens existing on the Issue Date (other than Liens incurred in connection with the New Revolving Credit Facility and Liens on the Notes);

(2)          Liens securing (A) Indebtedness permitted to be incurred pursuant to clause (1), (11), (13), (14), (17), (22) and (32), of the definition of “Permitted Debt” and provided that Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (13) of the definition of “Permitted Debt” relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets that secured the Indebtedness being refinanced or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness solely to the extent such Indebtedness was secured by a Lien prior to such refinancing and (B) Indebtedness that, at the time of incurrence, does not exceed the maximum principal amount of Indebtedness that, as of such date and after giving pro forma effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Leverage Ratio of the Company to exceed 3.25 to 1.0 and any Refinancing Indebtedness in respect thereof with Pari Passu Lien Obligations permitted by clause (13) of the definition of “Permitted Debt;”

(3)          Liens securing the Notes (other than Additional Notes) and the related Guarantees;

(4)          deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(5)          Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(6)          Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiary (other than assets and property affixed or appurtenant thereto and the proceeds or products thereof and other than after- acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted under this Indenture that require or include, pursuant to their terms at such time, a pledge of after- acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(7)         Liens on property or Capital Stock at the time the Company or a Restricted Subsidiary acquired the property or Capital Stock, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that (A) such Liens are not created or incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized for, such acquisition and (B) such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary; provided, further, however that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited by the provisions of the covenant described under Section 4.7 (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Company or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment;

(8)          Liens securing Hedging Obligations (and the costs thereof);

(9)         Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person or other similar instruments in order to facilitate the purchase, shipment or storage of such inventory or other goods;

(10)        Liens on the properties or assets of the Company or any Restricted Subsidiary in favor of the Company or any Restricted Subsidiary, the Trustee or the RCF Collateral Agent;

(11)       Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatement, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness that is secured by a Lien existing on the Issue Date or referred to in clauses (6), (7), (18), (20), (21), (22) and (31) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(12)        [reserved];

(13)       Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(14)       judgment liens in respect of judgments that do not constitute an Event of Default and notices of lis pendens and associated rights so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(15)        pledges, deposits or security under workmen’s compensation, unemployment insurance, employers health tax, and other social security laws or regulations or other insurance related obligations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes (to the extent such taxes are diligently contested in good faith by appropriate proceedings) or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements or earnest money deposits required in connection a purchase agreement or other acquisition, in each case incurred in the ordinary course of business or consistent with past practice;

(16)      carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable law, (i) arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(17)      survey exceptions and such matters as an accurate survey would disclose, special assessments, covenants, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business, and any extension, renewal or replacement of any such Liens;

(18)        leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Company or any of its Restricted Subsidiaries or the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Company or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(19)        banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(20)       Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(21)        (A) other Liens securing Indebtedness for borrowed money or other obligations with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) that does not exceed the greater of $30.0 million and 30.0% of EBITDA and (B) Liens securing Indebtedness incurred pursuant to clause (4) of the definition of “Permitted Debt”; provided, however, that with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of property provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(22)       Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to pooling, commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23)       Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(24)      Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(25)      Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or agreement permitted under this Indenture;

(26)        Liens to secure Indebtedness incurred pursuant to clauses (19) and (20) of the definition of “Permitted Debt”;

(27)        Liens to secure Indebtedness incurred pursuant to clause (21) of the definition of “Permitted Debt.”

(28)       Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods and Liens arising from Uniform Commercial Code financing statements, including precautionary financing statements, or any similar filings made in respect of operating leases or consignments entered into by the Company or any of its Restricted Subsidiaries;

(29)        security given to a public or private utility or any governmental authority as required in the ordinary course of business or consistent with past practice;

(30)       landlords’, lessors’ and sublessors’ Liens in respect of rent not in default for more than 60 days or the existence of which, individually or in the aggregate, would not, in the good faith judgment of the Company, materially adversely affect the Company’s business or its ability to pay any Obligation under the Notes;

(31)        Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than 60 days or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the Company or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(32)        Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(33)        Liens on the Capital Stock of Unrestricted Subsidiaries or joint ventures;

(34)        Liens securing Indebtedness incurred in accordance with clauses (5) and (16) and (32) of the definition of “Permitted Debt”;

(35)        Liens arising from precautionary Uniform Commercial Code financing statements;

(36)        Liens on Capital Stock of any joint venture pursuant to the relevant joint venture agreement or arrangement;

(37)        Liens on vehicles or equipment of Company or any of the Restricted Subsidiaries granted in the ordinary course of business;

(38)      Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(39)        [reserved];

(40)        Liens securing any COVID-19 Relief Funds;

(41)        Liens ranking junior in priority to the Liens securing the Notes; provided that after giving effect to such Liens, the Fixed Charge Coverage Ratio would be at least 2.0 to 1.0 and provided further that such Liens are subject to a junior lien intercreditor agreement;

(42)       other Liens securing Indebtedness (including Capitalized Lease Obligations) in an aggregate principal amount not to exceed the greater of (x) $25.0 million and (y) 25.0% of EBITDA; and

(43)      Liens relating to future escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose.

For purposes of determining compliance with this definition, (A) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (C) in the event that a portion of Indebtedness secured by a Lien could be classified as secured in part pursuant to clause (2)(B) above (giving pro forma effect to the incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any Obligations in respect thereof) as having been secured pursuant to clause (2)(B) above and thereafter the remainder of the Indebtedness as having been secured pursuant to one or more of the other clauses of this definition and (D) at the time of Incurrence, the Company will be entitled to divide and classify an item of Secured Indebtedness in more than one of clauses (1) through (43) of this definition of Permitted Lien without giving pro forma effect to the Indebtedness Incurred pursuant to clauses (1) through (43) (other than clause 2(b) of the definition of Permitted Lien when calculating the amount of Indebtedness that may be Incurred pursuant to clause 2(b) of this definition).

“Permitted Warrant Transaction” means one or more call options, warrants or rights to purchase (or substantively equivalent derivative transaction) relating to the Company’s Capital Stock (or other securities or property following a merger event or other change of the Capital Stock of the Company) sold by the Company substantially concurrently in connection with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledge Agreement” means the pledge agreement to be dated on the Issue Date among the Notes Collateral Agent, the Company and the Guarantors from time to time party thereto.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Rating Agencies” means any of Moodys and S&P or if Moodys or S&P or neither shall make a rating publicly available on the Notes, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (with prior notice to the Trustee) which shall be substituted for Moody’s or S&P, as the case may be.

“RCF Collateral Agent” means the collateral agent under the New Revolving Credit Facility.

“RCF Obligations” means the “Obligations” under and as defined in the New Revolving Credit Facility.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Regulated Bank” means an Approved Commercial Bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Replacement Assets” means:

(1)          substantially all the assets of a Person primarily engaged in a Permitted Business; or

(2)        a majority of the Voting Stock of any Person primarily engaged in a Permitted Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Resale Restriction Termination Date” means for any Transfer Restricted Note (or beneficial interest therein), that is (a) not a Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(b)), one year (or such other period specified in Rule 144(d)) from the Issue Date or, if any Additional Notes that are Transfer Restricted Notes and are not Regulation S Global Notes have been issued before the Resale Restriction Termination Date for any Transfer Restricted Notes, from the latest such original issue date of such Additional Notes, and (b) a Regulation S Global Note (or Certificated Note issued in respect thereof pursuant to Section 2.6(b)), the date on or after the 40th consecutive day beginning on and including the later of (i) the day on which any Notes represented thereby are offered to persons other than distributors (as defined in Regulation S) pursuant to Regulation S and (ii) the issue date for such Notes.

“Responsible Officer” means, when used with respect to the Trustee, any officer assigned to the Corporate Trust Office of the Trustee, including any vice president, assistant vice president, assistant treasurer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Indenture, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Notes Legend” means the legend identified as such in Exhibit A.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means S&P Global, Inc., and any successor to its rating business.

“Screened Affiliate” means any Affiliate of a noteholder (i) that makes investment decisions independently from such noteholder and any other Affiliate of such noteholder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such noteholder and any other Affiliate of such noteholder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company or its Subsidiaries, (iii) whose investment policies are not directed by such noteholder or any other Affiliate of such noteholder that is acting in concert with such noteholder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such noteholder or any other Affiliate of such noteholder that is acting in concert with such noteholders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission

“Secured Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary secured by a Lien.

“Secured Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness secured by a first priority Lien on any Collateral minus the aggregate amount of unrestricted cash and Cash Equivalents of such Person and its Restricted Subsidiaries computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements prepared in accordance with GAAP are available immediately preceding the date on which such additional Indebtedness is incurred. In the event that the Company or any of its Restricted Subsidiaries incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Leverage Ratio is made, then the Secured Leverage Ratio shall be calculated giving pro forma effect to such incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four fiscal quarter period. The Secured Leverage Ratio shall be calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including any pro forma calculations to EBITDA (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Security Agreement” means the security agreement to be dated on the Issue Date among the Notes Collateral Agent, the Company and the Guarantors from time to time party thereto.

“Security Documents” means the Intercreditor Agreement, each joinder or amendment thereto, the Security Agreement and each joinder or amendment thereto, and all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust, security deeds, deeds to secure debt, hypothecs, collateral agency agreements, debentures or other instruments, pledges, grants or transfers for security or agreements related thereto executed and delivered by the Company or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the UCC) in favor of the Notes Collateral Agent on behalf of the Trustee and the holders of the notes to secure the notes and the Guarantees, and any junior lien intercreditor agreement, in each case, as amended, modified, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and this Indenture, subject to the terms of the Intercreditor Agreement.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Company or any one or more Guarantors and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Company or any one or more Guarantors.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries or Investments on the Issue Date or any business that is similar, reasonably related, complementary, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

“Specified Intellectual Property” means the Company’s intellectual property rights in the brands Zig-Zag® and Stoker’s®, including any trademarks, trade dress and copyrights solely relating thereto.

“Specified Subsidiaries” means Standard Merger Sub LLC, Vaporfi Franchising, LLC and Vapor Shark Franchising, LLC.

“Specified Transaction” means, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, or other event that by the terms of this Indenture requires such covenant to be calculated on a pro forma basis after giving pro forma effect thereto.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1)         any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)         any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TMSA Account” means that escrow account of the Company the balance of which consists exclusively of (and is established as an account solely for the purposes of holding), amounts required to comply with the Tobacco Master Settlement Agreement.

“Tobacco Master Settlement Agreement” means the Master Settlement Agreement entered into on November 23, 1998, by and among the respective officials of each Settling State (as defined therein), Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company, Philip Morris Incorporated, R.J. Reynolds Tobacco Company, Liggett Group Inc., and Commonwealth Brands, Inc.

“Transactions” means the “Refinancing Transactions” as defined in the Offering Memorandum under the heading “Summary—Refinancing Transactions.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from such redemption date to February 15, 2023; provided, however, that if the period from such redemption date to February 15, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Treasury Rate will be determined by the Company or its agent.

“Trustee” has the meaning set forth in the preamble to this Indenture.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Notes Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States Dollar Equivalent” means with respect to any monetary amount in a currency other than United States dollars, at any time for determination thereof, the amount of United States dollars obtained by converting such foreign currency involved in such computation into United States dollars at the spot rate for the purchase of United States dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two (2) Business Days prior to such determination.

Except as otherwise set forth in Section 4.9, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than United States dollars, such amount will be treated as the United States Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“United States Government Securities” means securities that are

(a)          direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)          obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such United States Government Securities or a specific payment of principal of or interest on any such United States Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the United States Government Securities or the specific payment of principal of or interest on the United States Government Securities evidenced by such depository receipt.

“Unrestricted Subsidiary” means any Subsidiary (1) of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (2) of an Unrestricted Subsidiary. The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be a Person of which shares of the Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with Section 4.7 and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender with respect to such Indebtedness has recourse to any of the assets of the Company or any Restricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and either (1) the Company could incur $1.00 of additional Indebtedness pursuant to the first paragraph of Section 4.9 or (2) (i) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be equal to or greater than such ratio immediately prior to such designation or (ii) the Consolidated Leverage Ratio for the Company and its Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such designation. Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i)          the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii)          the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2          Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.2
“Act”	12.14(a)
“Affiliate Transaction”	4.11
“Agent Members”	2.6(a)
“Applicable Law”	12.17
“Authentication Order”	2.2
“CERCLA”	10.7(z)
“Change of Control Payment”	4.14
“Covenant Defeasance”	8.3
“Covenant Suspension Event”	4.19
“Event of Default”	6.1
“Excess Proceeds”	4.10
“Initial Default”	6.2
“Legal Defeasance”	8.2
“Offer Amount”	3.9
“QIB”	2.1(b)
“QIB Global Note”	2.1(b)
“Noteholder Direction”	7.5
“Notes Obligations”	10.1
“Permitted Debt”	4.9
“Permitted Tax Distributions”	4.7
“Position Representation”	7.5
“Refunding Capital Stock”	4.7
“Registrar”	2.3
“Regulation S”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Restricted Payment”	4.7
“Retired Capital Stock”	4.7
“Reversion Date”	4.20
“Rule 144A”	2.1(b)
“Subject Lien”	4.19
“Successor Company”	5.1
“Successor Guarantor”	11.5
“Suspended Covenants”	4.19
“Suspension Date”	4.19
“Transaction Election”	1.5
“Transaction Test Date”	1.5
“Verification Covenant”	7.5

SECTION 1.3     Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in, and made a part of, this Indenture. Notwithstanding the foregoing and for the avoidance of doubt, this Indenture will not be qualified under the TIA.

The following TIA terms have the following meanings:

“indenture securities” means the Notes and any Guarantee; and

“obligor” on the Notes means the Company and any successor obligor upon the Notes or any Guarantee.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by the Commission rule under the TIA have the meanings so assigned to them therein.

SECTION 1.4     Rules of Construction.

Unless the context otherwise requires:

(1)          a term has the meaning assigned to it herein;

(2)          an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3)          “or” is not exclusive;

(4)          words in the singular include the plural, and in the plural include the singular;

(5)          unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6)          provisions apply to successive events and transactions;

(7)          references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time; and

(8)          in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.5     Limited Condition Transactions.

Notwithstanding anything in this Indenture to the contrary, when (i) calculating the availability under any basket, ratio or other financial test under this Indenture, (ii) determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or (iii) determining compliance with any other condition precedent to any action or transaction, and any actions or transactions related thereto (including acquisitions, Asset Sales, Investments, the incurrence or issuance of Indebtedness (including executing commitments therefor), Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments), the date of determination of such basket, ratio or other financial test, whether any Default or Event of Default has occurred, is continuing or would result therefrom, or the satisfaction of any other condition precedent, shall, at the option of the Company (the Company’s election to exercise such option a “Transaction Election”), be deemed to be the date that the definitive agreement (or also, in the case of the incurrence of Indebtedness, the date binding commitment letters therefor) is entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event) (any such date, the “Transaction Test Date”) and such baskets, ratios or other financial tests, absence of defaults, satisfaction of conditions precedent and other provisions shall be calculated on a pro forma basis after giving effect to such transactions to be entered into in connection therewith (including acquisitions, Asset Sales, Investments, the incurrence or issuance of Indebtedness (including executing commitments therefor), Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments) as if they occurred at the beginning of the applicable period for the Transaction Test Date for purposes of determining the ability to consummate any such transaction (and not for purposes of any subsequent availability of any basket or ratio), and, for the avoidance of doubt, (x) if any of such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions precedent or other provisions are exceeded, breached or otherwise failed as a result of fluctuations in such basket or ratio (including due to fluctuations in EBITDA, Consolidated Total Debt, Consolidated Net Income, Consolidated Total Assets or other similar financial metric of the Company or the target company) subsequent to such date of determination and at or prior to the consummation of the relevant transaction, such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions precedent and other provisions will not be deemed to have been exceeded, breached or otherwise failed as a result of such fluctuations solely for purposes of determining whether the transaction and related transactions (including acquisitions, Asset Sales, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments) are permitted under this Indenture and (y) such baskets or ratios, absence of Default or Event of Default, satisfaction of conditions and other provisions shall not be tested at the time of consummation of the transaction or related transactions solely for the purpose of determining whether such transaction is permitted under this Indenture; provided, further, that if the Company has made a Transaction Election for any transaction, then, in connection with any subsequent calculation of any ratio or basket availability with respect to any other transaction or otherwise on or following the relevant Transaction Test Date and prior to the consummation of such transaction, unless and until such transaction has been abandoned (or revoked via an Officer’s Certificate) or such definitive agreement has expired or been terminated prior to consummation thereof, any such ratio or basket shall be calculated on a pro forma basis assuming such transaction and other transactions in connection therewith (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens and Restricted Payments) have been consummated.

Notwithstanding anything to the contrary, the Trustee shall have no responsibility, nor shall it have any liability to the Company, any holder or any third party, for calculating any basket, ratio or other financial test under this Indenture, determining whether any Default or Event of Default has occurred, is continuing or would result from any action, or determining the Company’s compliance with any other condition precedent to any action or transaction.

ARTICLE II

THE NOTES

SECTION 2.1     Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes initially shall be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a)          The Notes shall be issued initially in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

(b)        Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(c)         Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Note Custodian or the Depositary, or as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

(d)         Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect redemptions, repurchases, cancellations, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Indenture.

(e)          Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.

(f)         Except as set forth in Section 2.6, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(g)        The Initial Notes are being issued by the Company only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial issuance, Initial Notes that are Transfer Restricted Notes may be transferred as provided in the Restricted Legend. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (collectively, the “QIB Global Note”), deposited with the Trustee, as Note Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A, (the “Regulation S Global Note”) duly executed by the Company and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the Depositary. The QIB Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Note Custodian. Transfers of Notes among QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(h)          Sections 2.1(b), 2.1(c) and 2.1(d) shall apply only to Global Notes deposited with or on behalf of the Depositary.

(i)          The Company shall execute and the Trustee shall, in accordance with Section 2.1(b) and this Section 2.1(c), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as Note Custodian for the Depositary.

(j)          The Trustee shall receive an Authentication Order prior to the authentication of the securities being issued and shall be fully protected in relying thereupon.

(k)          Notes issued in certificated form shall be substantially in the form of Exhibit A attached hereto.

SECTION 2.2     Execution and Authentication.

An Officer shall sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature of a Responsible Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon a written order of the Company signed by one Officer directing the Trustee to authenticate the Notes and certifying that all conditions precedent to the issuance of the Notes contained herein have been complied with (“Authentication Order”) and receipt of an Opinion of Counsel, authenticate Notes for original issue up to the aggregate principal amount stated in the Notes. The aggregate principal amount of Notes outstanding at any time may not exceed such amount except as provided in Section 2.8.

At any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder and, in the case of any issuance of Additional Notes pursuant to Section 2.17, such Authentication Order shall certify that such issuance is in compliance with Section 2.17.

On the Issue Date, the Trustee shall, upon receipt of an Authentication Order and an Opinion of Counsel as to, among other things, the enforceability of this Indenture and the Initial Notes, authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder and, in the case of any issuance of Additional Notes pursuant to Section 2.17, such Authentication Order shall certify that such issuance is in compliance with Section 2.17.

SECTION 2.3     Registrar; Paying Agent.

The Company shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer or any interest in any Note (including any transfers between or among beneficial owners of interests in any global notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of this Indenture and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the depositary. The Company may appoint one or more co- registrars and one or more additional paying agents. The term “Registrar” includes any co- registrar, and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act as Paying Agent or Registrar.

The Company shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. Such agreement shall implement the provisions of this Indenture that relate to such Agent. If the Company fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.7. The Trustee has been given the responsibility or right to appoint a Paying Agent or Agent and the Company will be responsible for paying each such party provided that such fees are individually and in the aggregate (if applicable) reasonable.

The Company initially appoints the Trustee to act as the Note Custodian, Registrar and Paying Agent.

The Company initially appoints DTC to act as the Depositary with respect to the Global Notes.

If the Company enters into an agency agreement with any registrar, paying agent, co-registrar or transfer agent that is not a party to this Indenture, it shall notify the Trustee in writing of the name and address of each such agent.

SECTION 2.4     Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any Default by the Company in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Company at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such money. If the Company or any of its Restricted Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5     Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven (7) Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof, and the Company shall otherwise comply with TIA § 312(a).

SECTION 2.6          Book-Entry Provisions for Global Securities.

(a)         Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear legends as required by Section 2.6(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as Note Custodian, or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any Agent or other agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

The Trustee shall have no responsibility or obligation to any Holder that is a member of (or a Participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may conclusively rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any beneficial owners in the Notes.

(b)         Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Certificated Notes shall be transferred to all beneficial owners (or the requesting beneficial owners, in the case of clause (ii)) in exchange for their beneficial interests only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within ninety (90) days of such notice, (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from any beneficial owner of an interest in any Global Note (subject to the third paragraph of Section 2.6(a)) to issue such Certificated Notes or (iii) the Company, in its sole discretion, notifies the Trustee that it elects to cause the issuance of Certificated Notes.

(c)        In connection with the transfer of the entire Global Note to beneficial owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d)         The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e)          Each Global Note shall bear the Global Note Legend on the face thereof.

(f)         At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g)          General Provisions Relating to Transfers and Exchanges.

(1)         To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Certificated Notes at the Registrar’s request.

(2)          No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.1, 2.10, 3.6, 4.10, 4.14 and 9.5 hereto).

(3)       All Global Notes and Certificated Notes issued upon any registration of transfer or exchange of Global Notes or Certificated Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Certificated Notes surrendered upon such registration of transfer or exchange.

(4)          The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.2 and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5)         Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Agent nor the Company shall be affected by notice to the contrary.

(6)         The Trustee shall authenticate Global Notes and Certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any Certificated Note in exchange for a Global Note.

(7)         Each Holder agrees to provide indemnity to the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8)          The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by the terms of this Indenture, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Further, neither the Trustee or Registrar nor any of its agents shall have any responsibility for any actions taken or not taken by the Depositary.

SECTION 2.7     Replacement Notes.

If any mutilated Note is surrendered to the Trustee, or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon the written order of the Company signed by an Officer of the Company, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8     Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.1, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary thereof or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9     Treasury Notes.

In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes shown on the register as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10   Temporary Notes.

Until Certificated Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes upon a written order of the Company signed by one Officer of the Company. Temporary Notes shall be substantially in the form of Certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall upon receipt of a written order of the Company signed by one Officer authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11   Cancellation.

The Company at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Section 2.7, the Company may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice, and certification of their disposal delivered to the Company upon its request therefor.

SECTION 2.12   Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be at the earliest practicable date but in all events at least five (5) Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1. The Company shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least fifteen (15) days before the special record date, the Company (or the Trustee, in the name and at the expense of the Company) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13   Record Date.

Unless otherwise set forth in this Indenture, the record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this Indenture shall be determined as provided for in TIA § 316(c).

SECTION 2.14   Computation of Interest.

Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.15   CUSIP Number.

The Company in issuing the Notes may use a “CUSIP” number, and if it does so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee of any change in any CUSIP number.

SECTION 2.16   Special Transfer Provisions.

Each Initial Note and each Additional Note issued pursuant to an exemption from registration under the Securities Act will constitute a Transfer Restricted Note and be required to bear the Restricted Notes Legend until the expiration of the Resale Restriction Termination Date therefor, unless and until such Transfer Restricted Note is transferred or exchanged pursuant to an effective registration statement under the Securities Act. The following provisions shall apply to the transfer of a Transfer Restricted Note, subject to Section 2.16(e):

(a)          Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Note (other than pursuant to Regulation S under the Securities Act) to a QIB:

(i)         The Registrar shall register the transfer of a Transfer Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C from the proposed transferor.

(ii)         If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (i) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in such Regulation S Global Note to be so transferred.

(b)          Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Transfer Restricted Note pursuant to Regulation S:

(i)         The Registrar shall register any proposed transfer of a Transfer Restricted Note by a Holder pursuant to Regulation S upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit D hereto from the proposed transferor.

(ii)         If the proposed transferee is an Agent Member and the Transfer Restricted Note to be transferred consists of an interest in the QIB Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (i) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note to be transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in such QIB Global Note to be transferred.

(iii)      Prior to the expiration of the Resale Restriction Termination Date, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream.

(c)          [Reserved].

(d)         Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e)         General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a Certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary but is not subject any procedure required by this Indenture.

In connection with any proposed transfer pursuant to Regulation S or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Company and the Trustee may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Company and the Trustee.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

SECTION 2.17   Issuance of Additional Notes.

The Company shall be entitled to issue Additional Notes under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price and amount of interest payable on the first interest payment date applicable thereto (and, if such Additional Notes shall be issued in the form of Transfer Restricted Notes, other than with respect to transfer restrictions, any registration rights agreement and additional interest with respect thereto); provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and Section 4.12. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture. Any such Additional Notes that are not fungible with the Initial Notes offered hereunder for U.S. federal income tax purposes shall have a separate CUSIP, ISIN or other identifying number from such Initial Notes.

With respect to any Additional Notes, the Company shall set forth in a Board of Directors Resolution and in an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1)          the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)         the issue price, the issue date, the CUSIP number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue; and

(3)          whether such Additional Notes shall be Transfer Restricted Notes.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1     Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least three (3) days (or such shorter period as is acceptable to the Trustee) before a redemption date, an Officer’s Certificate setting forth the (i) section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date, (iii) principal amount of Notes to be redeemed and (iv) Redemption Price.

If the Company is required to make an offer to purchase Notes pursuant to Section 4.10 or Section 4.14, it shall furnish to the Trustee, at least three (3) days (or such shorter period as is acceptable to the Trustee) before the scheduled purchase date, an Officer’s Certificate setting forth the (i) section of this Indenture pursuant to which the offer to purchase shall occur, (ii) terms of the offer, (iii) principal amount of Notes to be purchased, (iv) purchase price and (v) purchase date and further setting forth a statement to the effect that (a) the Company or any one of its Subsidiaries has effected an Asset Sale and there are Excess Proceeds aggregating more than $35.0 million or (b) a Change of Control has occurred, as applicable.

The Company will also provide the Trustee with any additional information that the Trustee reasonably requests in connection with any redemption or offer.

SECTION 3.2     Selection of Notes to Be Redeemed.

Notices of redemption shall be mailed by first class mail at least ten (10) days but not more than sixty (60) days before the redemption date to each Holder of Notes to be redeemed at its registered address (or, with respect to Global Notes, delivered in accordance with the procedures of DTC), except that (1) redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with Sections 8.2, 8.3 or 8.8 hereof and (2) redemption notices may be given less than 10 days prior to a redemption date if the notice is issued in connection with or upon the occurrence of a Change of Control. Except for a redemption to be effected pursuant to Section 3.7, notices of redemption may not be conditional.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed on a pro rata basis (or as nearly pro rata as practicable), by lot or by such method as the Trustee in its sole discretion may deem fair and appropriate, unless otherwise required by law or applicable procedures of DTC or stock exchange requirements; provided that no Notes of $2,000 or less shall be redeemed in part. So long as the notes are represented by a Global Security registered in the name of DTC, such Notes to be redeemed shall be selected in accordance with the operational procedures of DTC and neither the Trustee or Registrar nor any of its agents shall have any responsibility for any actions taken or not taken by the Depositary.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate).

On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption so long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable Redemption Price pursuant to this Indenture and shall promptly notify the Company in writing of the Notes selected for redemption. Portions (equal to $2,000 or any integral multiples of $1,000 thereof) of the principal of the Notes may be selected for redemption so long as no partial redemption results in a Note having a principal amount of less than $2,000.

SECTION 3.3     Notice of Redemption.

Subject to the provisions of Sections 3.2 and 3.9, at least ten (10) days but not more than sixty (60) days before a redemption date, the Company shall mail or cause to be mailed by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed.

The notice shall identify the Notes to be redeemed and shall state:

(1)          the redemption date;

(2)          the Redemption Price;

(3)          if any Note is being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4)          the name, telephone number and address of the Paying Agent;

(5)          that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(6)          that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)          the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)          that, no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9)          whether the redemption is subject to one or more conditions precedent and if so, a description of such condition precedent as well as the information required pursuant to Section 3.4.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense, provided that the Company makes such request at least three (3) Business Days prior to the date by which such notice of redemption must be given to holders (unless a shorter notice period shall be satisfactory to the Trustee); provided further that the Company shall have delivered to the Trustee, at least thirteen (13) days prior to the redemption date (or such shorter period as is acceptable to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice mailed in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

If any condition precedent provided for in the notice of redemption has not been satisfied following delivery of such notice pursuant to this Section 3.3, the Company shall notify the Trustee in writing prior to the close of business one (1) Business Day prior to the Redemption Date (or such shorter period as may be acceptable to the Trustee). Upon receipt of such notice by the Trustee, (i) the notice of redemption shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed as provided in such notice; and (ii) the Trustee shall deliver such notice to each Holder in the same manner in which the notice of redemption was given.

SECTION 3.4     Effect of Notice of Redemption.

Except as provided in the following sentence, once notice of redemption is mailed in accordance with Section 3.3, Notes called for redemption become irrevocably due and payable on the redemption date at the Redemption Price plus accrued and unpaid interest, if any, to (but not including) such date. Notwithstanding the foregoing, in connection with any redemption of Notes, any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering or Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice will state that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Company in its sole discretion) by the redemption date.

SECTION 3.5     Deposit of Redemption of Purchase Price.

On or before 11:00 a.m. (New York City time) on each redemption date, the Company shall deposit with the Trustee or with the Paying Agent (other than the Company or an Affiliate of the Company) money sufficient to pay the Redemption Price of and accrued and unpaid interest to (but not including) such redemption date, if any , on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of (including any applicable premium), and accrued interest, if any, on, all Notes to be redeemed or purchased.

If Notes called for redemption are paid or if the Company has deposited with the Trustee or Paying Agent money sufficient to pay the redemption price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed, on and after the redemption or purchase date, interest, if any, shall cease to accrue on the Notes or the portions of Notes called for redemption (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest, if any, shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6     Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Company shall issue and, upon the written request of an Officer of the Company, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 3.7     Optional Redemption.

(a)          On or after February 15, 2023, the Company may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 10 nor more than 60 days’ notice to the Holders, at the Redemption Prices (expressed as a percentage of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, on the Notes to be redeemed to (but not including) the applicable redemption date if redeemed during the period indicated below:

Period	Percentage
On or after February 15, 2023	102.813%
On or after February 15, 2024	101.406%
On or after February 15, 2025 and thereafter	100.000%

(b)          In addition, at any time prior to February 15, 2023, the Company may redeem the Notes at its option in whole at any time or in part from time to time, upon notice in accordance with Section 3.3, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the applicable redemption date.

(c)          Notwithstanding the foregoing, at any time and from time to time prior to February 15, 2023, upon notice in accordance with Section 3.3, the Company may redeem in the aggregate up to 40.0% of the aggregate principal amount of the Notes (calculated after giving effect to the issuance of any Additional Notes) with an amount equal to the net cash proceeds of one or more Equity Offerings by the Company or any direct or indirect parent entity thereof, to the extent the net cash proceeds therefrom are contributed to the Company or used to purchase Capital Stock (other than Disqualified Stock) of the Company, at a redemption price (expressed as a percentage of the principal amount thereof) equal to 105.625% plus accrued and unpaid interest, if any, to (but not including) the redemption date; provided, however, that at least 50.0% of the original aggregate principal amount of the Notes (calculated after giving effect to the issuance of any Additional Notes of the same series) must remain outstanding after each such redemption (unless all Notes are redeemed substantially concurrently); and provided, further, that such redemption occurs within 180 days after the date on which any such Equity Offering is consummated.

(d)        In addition, at any time and from time to time prior to February 15, 2023 but not more than once in any twelve-month period, the Company may redeem in the aggregate up to 10% of the aggregate principal amount of the Notes at a redemption price (expressed as a percentage of the principal amount thereof) of 103.0%, plus accrued and unpaid interest on the Notes, if any, to but not including the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(e)          In addition, the Company or its affiliates may acquire Notes by means other than redemption, whether by tender or exchange offer, open market purchases, negotiated transactions or otherwise, upon such terms, at such prices and with such consideration as the Company or any such affiliates may determine.

(f)          Notwithstanding the foregoing, in connection with any tender offer for, or other offer to purchase, the Notes, including a Change of Control Offer or Asset Sale Offer, if Holders of not less than 90.0% in aggregate principal amount of the Notes validly tender, exchange or otherwise participate in such offer and do not withdraw such Notes in such tender offer (or other offer to purchase) and the Company, or any third party making such a tender or exchange offer (or other offer to purchase) in lieu of Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, all of the Holders of the Notes will be deemed to have consented to such tender or other offer and accordingly, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such tender offer (or other offer) expiration date, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the price paid to each other Holder (excluding any early tender, incentive or similar fee) in such tender offer (or other offer to purchase), plus, to the extent not included in the tender offer payment (or payment pursuant to another offer to purchase), accrued and unpaid interest, if any, to the date of redemption.

(g)          Any redemption of the Notes may, at the Company’s discretion, be subject to one or more conditions precedent. The redemption date of any redemption that is subject to satisfaction of one or more conditions precedent may, in the Company’s discretion, be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and any notice with respect to such redemption may be modified or rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date so delayed (which may exceed 60 days from the date of the redemption notice in such case). In addition, such notice of redemption may be extended if such conditions precedent have not been satisfied or waived by the Company by providing notice to the noteholders.

SECTION 3.8     Mandatory Redemption.

Except as set forth under Sections 3.9, 4.10 and 4.14, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.9     Offer to Purchase.

In the event that the Company shall be required to commence an Offer to Purchase pursuant to an Asset Sale Offer or a Change of Control Offer, the Company shall follow the procedures specified below.

On the Purchase Date, the Company shall purchase the aggregate principal amount of Notes required to be purchased pursuant to Section 4.10 or Section 4.14 (the “Offer Amount”), or if less than the Offer Amount has been tendered, all Notes tendered in response to the Offer to Purchase. Payment for any Notes so purchased shall be made in the same manner as interest payments are made. If the Purchase Date is on or after the interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest, if any, shall be payable to the Holders who tender Notes pursuant to the Offer to Purchase. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

On or before 11:00 a.m. (New York City time) on each Purchase Date, the Company shall irrevocably deposit with the Trustee or Paying Agent (other than the Company or an Affiliate of the Company) in immediately available funds the aggregate purchase price equal to the Offer Amount, together with accrued and unpaid interest to (but not including) the Purchase Date, if any, thereon, to be held for payment in accordance with the terms of this Section 3.9. On the Purchase Date, the Company shall, to the extent lawful, (i) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Purchase, or if less than the Offer Amount has been tendered, all Notes tendered, (ii) deliver or cause the Paying Agent or Depositary, as the case may be, to deliver to the Trustee Notes so accepted and (iii) deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.9. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than three (3) Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, plus any accrued and unpaid interest to (but not including) the Purchase Date, if any, thereon, and the Company shall promptly issue a new Note, and the Trustee, at the written request of the Company, shall authenticate and mail or deliver at the expense of the Company such new Note to such Holder, equal in principal amount to any unpurchased portion of such Holder’s Notes surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.

Other than as specifically provided in this Section 3.9, any purchase pursuant to this Section 3.9 shall be made pursuant to the provisions of Sections 3.1 through 3.6.

ARTICLE IV

COVENANTS

SECTION 4.1     Payment of Notes.

(a)          The Company shall pay or cause to be paid the principal of, premium, if any, and interest, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, if any, shall be considered paid for all purposes hereunder on the date the Paying Agent, if other than the Company or a Subsidiary thereof, holds, as of 11:00 a.m. (New York City time), money deposited by the Company in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest, if any, then due.

(b)          The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2     Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee or Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.3.

SECTION 4.3     Provision of Financial Information.

(a)          Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC (and upon written request provide the Trustee and Holders with copies thereof without cost to each Holder, within 5 days after receipt of such request),

(1)          within the time period specified in the SEC’s rules and regulations for non- accelerated filers, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(2)          within the time period specified in the SEC’s rules and regulations for non- accelerated filers (except for any delay permitted by Rule 13a-13(a) promulgated under the Exchange Act), reports on Form 10- Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), except to the extent permitted to be excluded by the SEC;

(3)          promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified in the SEC’s rules and regulations), such reports on Form 8-K (or any successor or comparable form), except to the extent permitted to be excluded by the SEC; and

(4)          subject to the foregoing, any other information, documents and other reports which the Company would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that if the Company is at any time not obligated to file or furnish such reports with or to the SEC the Company shall be permitted to make available such information to prospective purchasers, the Trustee and the Holders in the manner contemplate by the following paragraph within the time the Company would have been required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act as provided above and shall not be required to file or furnish such reports with or to the SEC; provided, further, (i) in no event shall such financial statements, information or reports be required to comply with (v) Rule 3-10 of Regulation S-X promulgated by the SEC (or such other rule or regulation that amends, supplements or replaces such Rule 3-10, including for the avoidance of doubt, Rules 13-01 or 13-02 of Regulation S-X promulgated by the SEC), (w) Rule 3-09 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-09), (x) Rule 3-16 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-16), (y) Rule 3-05 of Regulation S-X (or such other rule or regulation that amends, supplements or replaces such Rule 3-05) or (z) any requirement to otherwise include any schedules or separate financial statements of any of the Subsidiaries of the Company, Affiliates or equity method investees, (ii) in no event shall such financial statements, information or reports be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S- K promulgated by the SEC with respect to any non-GAAP financial measures contained therein,

(b)          no such financial statements, information or reports referenced under clauses (3) or (4) above shall be required to be furnished if the Company determines in its good faith judgment that such event is not material to the Holders or the business, assets, operations or financial position of the Company and its Restricted Subsidiaries, taken as a whole, (iv) in no event shall such financial statements or reports be required to include any information that is not otherwise similar to information included in the offering memorandum, other than with respect to information or reports provided under clause (3) above, including, for the avoidance of doubt, director and executive officer compensation information required by Item 402 of Regulation S-K or any other compensation information or any information required by Item 407 of Regulation S- K and (v) in no event shall information or reports be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a Form 10-K, Form 10-Q or Form 8-K except for (x) agreements evidencing material Indebtedness and (y) historical and pro forma financial statements to the extent reasonably available and, in any case with respect to pro forma financial statements, to include only pro forma revenues, EBITDA and capital expenditures in lieu thereof.

(c)          In the event the Company is not required to file reports with the SEC, in addition to providing such information to the Trustee, the Company shall make available to the Holders, prospective investors, market makers affiliated with any initial purchaser of the Notes and securities analysts the information required to be provided pursuant to clauses (1), (2), (3) and (4) of this Section 4.3, by posting such information to its website or on IntraLinks or any comparable online data system or website, it being understood that the Trustee shall have no responsibility to determine if such information has been posted on any website. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(d)          If the Company has designated any Subsidiary as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Company, then the annual and quarterly information required by clauses (1) and (2) of this Section 4.3 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

(e)          In the event that:

(1)        the rules and regulations of the SEC permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Company, or

(2)         any direct or indirect parent of the Company is or becomes a Guarantor of the Notes, consolidating reporting at the parent entity’s level in a manner consistent with that described in this Section 4.3 for the Company will satisfy this Section 4.3, and this Indenture will permit the Company to satisfy its obligations in this Section 4.3 with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

(f)          The Company will make such information available to prospective investors upon request. In addition, the Company has agreed that, for so long as any notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(g)          Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Trustee, the holders, prospective investors, market makers and securities analysts if the Company has filed such reports with the SEC via the EDGAR filing system (or any successor thereto) and such reports are publicly available, it being understood that the Trustee shall have no responsibility to determine if such information has been posted on any website.

(h)          To the extent any information is not provided within the time periods specified in this Section 4.3 and such information is subsequently provided, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default or Event of Default with respect thereto shall be deemed to have been cured.

SECTION 4.4     Compliance Certificate.

The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year beginning with the fiscal year ended January 1, 2022, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether each has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to his or her knowledge, each entity has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that, to his or her knowledge, no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.5     Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment would not have a material adverse effect on the Company.

SECTION 4.6     Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7     Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)          declare or pay any dividend or make any other distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock), (B) dividends or distributions by a Restricted Subsidiary payable to the Company or any other Restricted Subsidiary or (C) in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, pro rata dividends or distributions to minority stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), provided that the Company or one of its Restricted Subsidiaries receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)         purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent entity of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation;

(3)         make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than (x) Indebtedness permitted under clause (7) or (8) of the definition of “Permitted Debt,” (y) the purchase, repurchase or other acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, acquisition or retirement); or (z) the giving of notice of redemption with respect to transactions described in clause (2) or (3) of the second paragraph of this Section 4.7; or

(4)          make any Restricted Investment;

(all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)          no Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)         at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 4.9; and

(3)          such Restricted Payment, together with the aggregate amount of all other Restricted Payments made (and not rescinded or returned) by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (7), (9), (10), (12), (13), (14), (15), (16), (18) and (20) of the next succeeding paragraph; provided that the calculation of Restricted Payments shall also exclude the amounts paid or distributed pursuant to clause (1) of the next paragraph to the extent that the declaration of such dividend or other distribution shall have previously been included as a Restricted Payment), is less than the sum, without duplication, of:

(A)        an amount, not less than zero in the aggregate, equal to 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2021 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit); plus

(B)        100% of the aggregate net cash proceeds and the fair market value of property and marketable securities received by the Company after the Issue Date from the issue or sale of (x) Equity Interests of the Company or any direct or indirect parent of the Company to the extent the proceeds are contributed to the Company (including Retired Capital Stock (as defined below) and Equity Interests issued upon exercise of options or warrants) but excluding (i) cash proceeds received from the sale of Equity Interests of the Company and, to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent entities to members of management, directors, consultants or independent contractors of the Company, any direct or indirect parent entity of the Company and the Subsidiaries of the Company after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (ii) cash proceeds received from the sale of Refunding Capital Stock (as defined below) to the extent such amounts have been applied to Restricted Payments made in accordance with clause (2) of the next succeeding paragraph, (iii) Designated Preferred Stock or amounts contributed from the issuance of Designated Preferred Stock by any direct or indirect parent entity of the Company, (iv) the Cash Contribution Amount, (v) Disqualified Stock, (vi) Excluded Contributions and (vii) Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary) or (y) debt securities or other Indebtedness of the Company (in each case, whether issued before or after the Issue Date) that has been converted into or exchanged for Equity Interests of the Company (other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into or exchanged for Disqualified Stock or Designated Preferred Stock); plus

(C)        100% of the aggregate amount of cash and the fair market value of property and marketable securities contributed to the capital of the Company after the Issue Date (other than (i) by a Restricted Subsidiary, (ii) any Excluded Contributions, (iii) any Disqualified Stock, (iv) any Refunding Capital Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); plus

(D)        to the extent not already included in Consolidated Net Income or EBITDA, as applicable, 100% of the aggregate amount received in cash and the fair market value of property and marketable securities after the Issue Date by means of (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of the Company or its Restricted Subsidiaries or (ii) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend or other distribution from an Unrestricted Subsidiary; plus

(E)        in the case of the (i) redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, (ii) merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or (iii) transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than to the extent such Investment constituted a Permitted Investment); plus

(F)          the greater of $25.0 million and 25.0% of EBITDA.

The preceding provisions will not prohibit:

(1)         the payment of any dividend or other distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of notice of redemption, if at the date of declaration or notice such payment would have complied with the provisions of this Indenture;

(2)        the (A) redemption, repurchase or other acquisition or retirement of any Equity Interests of the Company or any direct or indirect parent entity of the Company (“Retired Capital Stock”) or Indebtedness subordinated to the Notes in exchange for or out of the net cash proceeds of the sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (other than from a Subsidiary or an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) so long as any such redemption, repurchase or other acquisition or retirement is 120 days after the sale or issuance of such Refunding Capital Stock; or (B) declaration and payment of dividends on the Retired Capital Stock out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company or to an employee stock ownership plan or any trust established by the Company or any of its Subsidiaries) of Refunding Capital Stock;

(3)         the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the sale of, new Indebtedness of the Company or a Guarantor which is incurred in compliance with Section 4.9 so long as (i) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as such Indebtedness subordinated to the Notes so redeemed, repurchased, acquired or retired, (ii) such new Indebtedness has a final scheduled maturity date equal to or later than 90 days after the earlier of the final scheduled maturity date of the Notes and the Subordinated Indebtedness redeemed, repurchased or otherwise acquired, (iii) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired and (iv) any such defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness occurs within 120 days after the sale or issuance of such new Indebtedness;

(4)        Restricted Payments to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (including, for these purposes, phantom or similar types of awards) of the Company or any of its direct or indirect parent entities held by any future, present or former employee, director, consultant or independent contractor of the Company, its Subsidiaries or any of its direct or indirect parent entities (or their permitted transferees, assigns, estates, heirs, family members, spouses or former spouses) pursuant to any management equity plan or stock option plan or any other management or employee benefit or severance plan, agreement or arrangement; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $15.0 million (with any unused amounts in any calendar year being carried over to the two immediately succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the Issue Date plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of the Company or any of its Subsidiaries or any of its direct or indirect parent entities that are foregone in return for the receipt of Equity Interests of the Company or any of its direct or indirect parent entities plus (C) the cash proceeds of “key man” life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date (provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) (it being understood that the forgiveness of any debt by such Person shall not be a Restricted Payment hereunder) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

(5)         the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary or any class of Preferred Stock issued by a Restricted Subsidiary, in each case, issued or incurred in accordance with this Indenture to the extent such dividends are included in the definition of “Fixed Charges” for such entity;

(6)         (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company or any of its Restricted Subsidiaries after the Issue Date, (b) the declaration and payment of dividends to a parent entity, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent entity issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, in the case of each of clause (a) and clause (c) of this clause (6), that for the Applicable Measurement Period at the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of Section 4.9.

(7)          repurchases of Equity Interests (i) deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or (ii) deemed to occur in connection with withholding to pay other taxes payable in connection with the vesting or exercise of Equity Interests or any other equity award held or beneficially owned by any future, present or former employee, director, officer, manager or consultant;

(8)          (a) the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity of the Company, as the case may be, to fund the payment by any such parent company of the Company of dividends on such entity’s common stock) in an aggregate amount per annum not to exceed 6.0% of Market Capitalization or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Company’s Equity Interests (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any direct or indirect parent company of the Company to fund the payment by such direct or indirect parent company of the Company of dividends on such entity’s Equity Interests) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a);

(9)          Restricted Payments that are made with Excluded Contributions;

(10)        other Restricted Payments in an amount not to exceed the greater of $25.0 million and 25.0% of EBITDA;

(11)        the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness or Disqualified Stock pursuant to provisions similar to those set forth in Sections 4.10 and 4.14; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(12)        the declaration and payment of dividends to, or the making of loans to, a direct or indirect parent entity of the Company in amounts required for such Person to pay, without duplication:

(A)         franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B)         so long as the Company is a member of a group filing a consolidated combined or unitary income tax return with such Person as the parent of such group, taxes imposed on or measured by income (however denominated) to the extent such taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that each of the Company, the relevant Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) would be required to pay for such fiscal year were each of the Company, its Restricted Subsidiaries or its Unrestricted Subsidiaries (to the extent described above) to pay such taxes as a stand-alone taxpayer (“Permitted Tax Distributions”);

(C)       customary salary, bonus, severance, indemnification obligations and other benefits payable to officers, directors, consultants, independent contractors, and employees of such direct or indirect parent entity of the Company to the extent such salaries, bonuses, severance, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;

(D)       general corporate overhead and operating expenses for such direct or indirect parent entity of the Company to the extent such expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and

(E)        reasonable fees and expenses incurred in connection with any successful or unsuccessful debt or equity offering or other financing transaction by such direct or indirect parent entity of the Company.

(13)      Restricted Payments after the Issue Date in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or any direct or indirect parent entity of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.7 (as determined in good faith by the Board of Directors of the Company);

(14)        dividends or other distributions of Capital Stock of Unrestricted Subsidiaries or distributions of Indebtedness owed to the Company or any direct or indirect parent of the Company by any Unrestricted Subsidiary;

(15)        any Restricted Payment used to fund or consummate the Transactions and the fees and expenses related thereto;

(16)        Restricted Payments to any direct or indirect parent entity to finance, or to any direct or indirect parent entity for the purpose of paying to any other direct or indirect parent entity to finance, any Investment that, if consummated by the Company, would be a Permitted Investment; provided that (a) such Restricted Payment is made substantially concurrently with the closing of such Investment and (b) promptly following the closing thereof, such parent entity causes (i) all property acquired (whether assets or Equity Interests) to be contributed to the Company or any Restricted Subsidiary or (ii) the merger, consolidation or amalgamation (to the extent permitted by Section 5.1) of the Person formed or acquired into the Company or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 4.17;

(17)        [reserved];

(18)       any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment, the Secured Leverage Ratio would be equal to or less than 2.25 to 1.00;

(19)        any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness consisting of Acquired Debt;

(20)        mandatory redemptions of Disqualified Stock of the Company or any of its Restricted Subsidiaries;

(21)        payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with the covenant described under Section 5.1.

(22)      (i) the conversion or exchange of any Permitted Convertible Indebtedness in accordance with its terms into or for shares of Equity Interests (other than Disqualified Stock) of the Company and the making of a payment of cash in lieu of fractional shares of the Company’s Equity Interests (other than Disqualified Stock) deliverable upon any such conversion or exchange, (ii) the delivery of cash in connection with any conversion or exchange of any Permitted Convertible Indebtedness in an aggregate amount since the date of this Indenture governing such Permitted Convertible Indebtedness not to exceed the sum of (x) the principal amount of such Permitted Convertible Indebtedness, as applicable, and (y) the amount of any payments required to be made to the Company or any of its Subsidiaries upon the exercise, settlement, termination or unwind of any related Permitted Bond Hedge Transaction substantially concurrently with, or a commercially reasonable period of time before or after, the settlement date for the exchange or conversion of such relevant Permitted Convertible Indebtedness or (iii) payments of interest under any Permitted Convertible Indebtedness;

(23)      any payments in connection with the repurchase, exchange or inducement of the conversion or exchange, as the case may be, of Permitted Convertible Indebtedness by delivery of shares of Company’s common stock and/or a different series of Permitted Convertible Indebtedness (which series (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the analogous date under the indenture governing the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted and (y) has terms, conditions and covenants (other than, for the avoidance of doubt, interest rate, conversion rate, conversion price and conversion rate adjustment provisions) that are no less favorable to Company than the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted (as determined by the Company in good faith)) (any such series of Permitted Convertible Indebtedness, “Refinancing Convertible Notes”) and/or by payment of cash (in an amount that does not exceed the proceeds received by the Company from the substantially concurrent issuance of shares of Company’s common stock and/or Refinancing Convertible Notes plus the net cash proceeds, if any, received by the Company pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the Permitted Convertible Indebtedness that are so repurchased, exchanged or converted, the Company shall (and, for the avoidance of doubt, shall be permitted hereunder to) exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Indebtedness that are so repurchased, exchanged or converted; and

(24)       any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Company’s Capital Stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in Capital Stock upon any early termination thereof.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (9) and (18) above, no Event of Default, shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this Section 4.7, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (24) above and/or one or more of the clauses contained in the definition of “Permitted Investments,” or is entitled to be made pursuant to the first paragraph of this Section 4.7 the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) among such clauses (1) through (24) and/or such first paragraph and/or one or more of the clauses contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 4.7.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.7 will be determined in good faith by the Board of Directors of the Company.

The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this Section 4.7 or the definition of “Permitted Investments” and if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Indenture, such Restricted Payment shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or EBITDA of the Company for any period.

For the avoidance of doubt, this Section 4.7 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture.

SECTION 4.8     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)          pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)          make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)          sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)          contractual encumbrances or restrictions in effect (x) pursuant to the New Revolving Credit Facility or related documents or (y) on the Issue Date, including, without limitation, pursuant to Indebtedness in existence on the Issue Date;

(2)          this Indenture, the Notes, the Security Documents and Guarantees;

(3)        Capitalized Lease Obligations, purchase money obligations or other obligations that, in each case, impose restrictions of the nature discussed in clause (3) above in the first paragraph of this Section 4.8 on the property so acquired;

(4)          applicable law or any applicable rule, regulation or order;

(5)        any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6)        contracts for the sale of assets (including sale-lease back agreements), including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock or assets of such Subsidiary;

(7)          Secured Indebtedness and Liens otherwise permitted to be incurred pursuant to Sections 4.9 and 4.12 that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)         restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or other restrictions on cash or deposits constituting Permitted Liens;

(9)          customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10)       customary provisions contained in leases, subleases, licenses, sublicensor asset sale agreements and other agreements, including with respect to intellectual property and other agreements;

(11)        other Indebtedness or Preferred Stock, in each case, that is incurred subsequent to the Issue Date pursuant to Section 4.9; provided, that (A) in the good faith judgment of the Board of Directors of the Company, any such encumbrance or restriction contained in such Indebtedness shall not prohibit (except upon a default or event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Board of Directors of the Company in good faith, to make scheduled cash payments on the Notes when due or (B) the encumbrances and restrictions in such Indebtedness, Disqualified Stock or Preferred Stock either are not materially more restrictive taken as a whole than those contained in the New Revolving Credit Facility or the Notes as in effect on the Issue Date or generally represent market terms at the time of incurrence or issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries; and

(12)       any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that the encumbrances or restrictions imposed by such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Board of Directors of the Company, not materially more restrictive than encumbrances and restrictions contained in such predecessor agreements and do not affect the Company’s and the Guarantors’ ability, taken as a whole, to make payments of interest and scheduled payments of principal in respect of the Notes, in each case as and when due.

For purposes of determining compliance with this Section 4.8, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock will not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary to other Indebtedness incurred by the Company or any such Restricted Subsidiary will not be deemed a restriction on the ability to make loans or advances.

SECTION 4.9     Limitation on Incurrence of Debt and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness and any Restricted Subsidiary may issue Preferred Stock (including Acquired Debt) if either (x) the Fixed Charge Coverage Ratio of the Company and its Subsidiaries (on a consolidated combined basis) for the Applicable Measurement Period would have been at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) or (y) the Consolidated Leverage Ratio for the Applicable Measurement Period would have been equal to or less than 3.5 to 1.00, as if the additional Indebtedness had been incurred or Preferred Stock had been issued, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that the foregoing limitation shall not apply to Indebtedness of any Person that becomes a Restricted Subsidiary in connection with an acquisition or any other Investment not prohibited by the provisions of Section 4.7 (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Company or a Restricted Subsidiary) if such Indebtedness is outstanding prior to such Person becoming a Restricted Subsidiary and to the extent such Indebtedness is not incurred in contemplation of such acquisition or Investment.

The first paragraph of this Section 4.9 will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)        the incurrence by the Company or a Restricted Subsidiary of Indebtedness under the Credit Facilities together with the incurrence by the Company or any Restricted Subsidiary of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) and any refinancing thereof, up to an aggregate principal amount not to exceed the greater of (i) $35.0 million and (ii) 35.0% of EBITDA of the Company for the Applicable Measurement Period;

(2)          the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (including any Guarantee thereof);

(3)          any Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) or (2));

(4)          Indebtedness (including Capitalized Lease Obligations and purchase money obligations), Disqualified Stock and Preferred Stock incurred by the Company or any Restricted Subsidiary to finance the purchase, lease, construction, installation, repair, expansion or improvement of property (real or personal and including, for the avoidance of doubt, intellectual property), plant or equipment or other fixed or capital assets used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) does not exceed the greater of (x) $35.0 million and (y) 35.0% of EBITDA;

(5)       Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit or similar instruments issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 60 days following such drawing or incurrence;

(6)         Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, seller financing or similar obligations, in each case incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that the maximum assumable liability in respect of all such Indebtedness incurred with respect to any disposition shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with a disposition;

(7)          Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of the Company or such Guarantor with respect to the Notes;

(8)         shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9)          Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(10)      obligations in respect of self-insurance and performance and surety bonds, appeal bonds and other similar types of bonds and performance guarantees statutory, export or import indemnities, customs and completion guarantees (not for borrowed money) and similar obligations provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit or similar instruments related thereto, in each case in the ordinary course of business;

(11)       Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary issued to the Company or another Restricted Subsidiary (which, if issued by a Guarantor, shall only be issued to another Guarantor or the Company) not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11) does not at any one time outstanding exceed the greater of $40.0 million and 40.0% of EBITDA (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred pursuant to the first paragraph of this Section 4.9 from and after the first date on which the Company or such Restricted Subsidiary could have incurred or issued such Indebtedness or Preferred Stock under the first paragraph of this Section 4.9);

(12)        any guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to the Notes or such Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable;

(13)        the incurrence by the Company or any Restricted Subsidiary of Indebtedness or the issuance of Preferred Stock by a Restricted that serves to refund, replace, renew, extend, defease or refinance (collectively, “refinance” with “refinances,” “refinanced” and “refinancing” having a correlative meaning) any Indebtedness or Preferred Stock of the Company or any of its Restricted Subsidiaries, incurred or issued as permitted under the first paragraph of this Section 4.9 and clauses (2),(3), (4), and (11) above, this clause (13) and clauses (14),(17), (19), (22), (32) and (36) below (provided that any amounts incurred under this clause (13) as Refinancing Indebtedness (as defined below) of clauses (4) and (11) above and clauses (22) and (32) below, shall reduce the amount available under such clause so long as the Refinancing Indebtedness remains outstanding) or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, and fees (including costs and expenses) in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness or Preferred Stock being refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees, at least to the same extent as the Indebtedness being refinanced or refunded, and (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor or (y) Indebtedness or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date that is earlier than the earlier of the maturity date of the Notes and the maturity of the Indebtedness being refinanced; provided that clauses (A) and (E) will not apply to any refunding or refinancing of secured Indebtedness;

(14)        Indebtedness or Preferred Stock of (x) the Company or any Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Company or any Restricted Subsidiary or are merged, consolidated or amalgamated with or into the Company or any Restricted Subsidiary or from whom the Company acquires all or substantially all of such Person’s assets in accordance with the terms of this Indenture (whether or not such Indebtedness or issuance of Preferred Stock is incurred or issued in contemplation of such acquisition, merger, consolidation or amalgamation); provided that after giving pro forma effect to such incurrence of Indebtedness described in the preceding clauses (x) and (y), either: (A) (i) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 4.9 or (ii) the Fixed Charge Coverage Ratio would be greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition or merger, consolidation or amalgamation or (B) (i) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of this Section 4.9 or (ii) the Consolidated Leverage Ratio would be equal to or less than such Consolidated Leverage Ratio immediately prior to such acquisition or merger, consolidation or amalgamation;

(15)       (a) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (b) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries;

(16)       Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit, bank guarantee or other instrument issued pursuant to any Credit Facility in a principal amount not in excess of the stated amount of such letter of credit, bank guarantee or other instrument;

(17)        COVID-19 Relief Funds;

(18)        Indebtedness consisting of promissory notes issued by the Company or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Company or any of its direct or indirect parent entities permitted by Section 4.7;

(19)        Contribution Indebtedness;

(20)        Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used immediately to defease the Notes as set forth in Sections 8.2, 8.3 and 8.8;

(21)        Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(22)       Indebtedness of any Non-Guarantor Subsidiary; provided, however, that the aggregate principal amount of all Indebtedness incurred and then outstanding under this clause (22) does not exceed the greater of (x) $25.0 million and (y) an amount equal to 25.0% of EBITDA;

(23)        Indebtedness due to any landlord in connection with the financing by such landlord of leasehold improvements;

(24)      Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(25)        Cash Management Obligations and other Indebtedness in respect of Cash Management Services entered into in the ordinary course of business;

(26)       unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(27)      Indebtedness representing deferred compensation or other similar arrangements incurred by the Company or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions, any acquisition or any Permitted Investment;

(28)       Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any Investment or any acquisition (by merger, consolidation or amalgamation or otherwise) permitted under this Indenture;

(29)        customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(30)       Indebtedness incurred by the Company or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(31)        [reserved];

(32)      Indebtedness, Disqualified Stock or Preferred Stock of the Company or any of its Restricted Subsidiaries incurred or issued to finance, or assumed in connection with, an acquisition or Investment in a principal amount not to exceed the greater of (x) $30.0 million and (y) 30.0% of EBITDA of the Company together with all other outstanding Indebtedness or Preferred Stock issued under this clause (32) (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (32) shall cease to be deemed incurred or outstanding for purposes of this clause (32) but shall be deemed incurred pursuant to the first paragraph of this Section 4.9 from and after the first date on which the Company or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this Section 4.9;

(33)        Indebtedness in the form of Capitalized Lease Obligations arising out of any sale and lease-back transaction;

(34)        to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(35)       unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice; and

(36)       all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (36) above.

For purposes of determining compliance with this Section 4.9, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (36) above, or is entitled to be incurred pursuant to the first paragraph of this Section 4.9, the Company will be permitted to divide and classify and later reclassify such item of Indebtedness in any manner that complies with this Section 4.9, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.9 and Section 4.12. Notwithstanding the foregoing, Indebtedness under the New Revolving Credit Facility outstanding on the Issue Date will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.” Additionally, all or any portion of any item of Indebtedness may later be reclassified and/or re-divided as having been incurred pursuant to the first paragraph of this Section 4.9 or under any category of Permitted Debt described in clauses (1) through (36) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification.

For purposes of determining compliance with any United States dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the United States Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a currency agreement with respect to United States dollars covering all principal, premium, if any, and interest, if any, payable on such Indebtedness, the amount of such Indebtedness expressed in United States dollars will be as provided in such currency agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the United States Dollar Equivalent of the Indebtedness being refinanced, except to the extent that (1) such United States Dollar Equivalent was determined based on a currency agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, or (2) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the United States Dollar Equivalent of such excess will be determined on the date such refinancing Indebtedness is incurred. At the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first paragraph of this Section 4.9 and clauses (1) through (36) of the definition of Permitted Debt without giving pro forma effect to the Indebtedness Incurred pursuant to such paragraph or clauses (1) through (36) of the definition of Permitted Debt when calculating the amount of Indebtedness that may be incurred pursuant to the first paragraph of this Section 4.9. Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 4.9. Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided, that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 4.9.

In the event that the Company or a Restricted Subsidiary enters into or increases commitments under a credit facility, the Fixed Charge Coverage Ratio, Consolidated Leverage Ratio and the Secured Leverage Ratio for borrowings and reborrowings thereunder (and including issuance and creation of letters of credit and bankers’ acceptances thereunder) compliance with this Section 4.9 will be determined on the date of such credit facility or such increase in commitments (assuming that the full amount thereof has been borrowed as of such date), and, if such Fixed Charge Coverage Ratio, Consolidated Leverage Ratio and the Secured Leverage Ratio, as applicable, test is satisfied with respect thereto at such time, any borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be permitted under this Section 4.9 irrespective of the Fixed Charge Coverage Ratio, Consolidated Leverage Ratio and the Secured Leverage Ratio, as applicable, at the time of any borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) (the committed amount permitted to be borrowed or reborrowed (and the issuance and creation of letters of credit and bankers’ acceptances) on a date pursuant to the operation of this paragraph shall be the “Reserved Indebtedness Amount” as of such date for purposes of the Fixed Charge Coverage Ratio, Secured Leverage Ratio or the Consolidated Leverage Ratio, as applicable).

This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

SECTION 4.10   Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)          the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value (as determined at the time of contractually agreeing to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)          except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale, by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents or Replacement Assets.

For purposes of clause (2) above, the amount of (i) any liabilities (as shown on the Company’s or the applicable Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities in excess of $10.0 million that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets or are terminated, cancelled or otherwise cease to be obligations of the Company in connection with such Asset Sale and, in each case from which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or Restricted Subsidiary into cash (to the extent of the cash received) within 270 days following the closing of such Asset Sale, (iii) any asset described in clause (3) below and (iv) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of the Company), taken together with all other Designated Noncash Consideration received pursuant to this clause (iv) that is at that time outstanding, not to exceed the greater of (x) $15.0 million and (y) an amount equal to 15.0% of EBITDA of the Company on the date on which such Designated Noncash Consideration is received (with the fair market value of each item of Designated Noncash Consideration being measured at the Company’s option either at the time of contractually agreeing to such Asset Sale or at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this Section 4.10.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or, if applicable, the Restricted Subsidiary) may apply those Net Proceeds at its option in one or more of the following manners:

(1)         to reduce the Notes Obligations, Credit Facilities or other Pari Passu Lien Obligations (other than Notes Obligations); provided that if the Company or any Guarantor shall so reduce Pari Passu Lien Obligations (other than Credit Facilities), the Company or such Guarantor shall equally and ratably reduce Obligations under the Notes by, at their option (i) redeeming Notes as provided under Section 3.7, (ii) purchasing Notes through open-market purchases or (iii) by making an offer (in accordance with the procedures set forth herein for an Asset Sale Offer) to all holders of the Notes to purchase their Notes at a purchase price equal to 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the principal amount of Notes to be repurchased to the date of repurchase;

(2)          to repay Indebtedness of Non-Guarantor Subsidiaries other than Indebtedness owed to the Company or another Restricted Subsidiary;

(3)          (x) to make capital expenditures or (y) to purchase or make an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that such business constitutes a Restricted Subsidiary, (B) properties, or (C) any other assets that, in the case of each of clauses (A), (B) and (C), are (i) used or useful in a Similar Business or (ii) replace the businesses, properties and assets that are the subject of such Asset Sale; provided that if, during such 365-day period, the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (3) or (4) of this paragraph after such 365th day, such 365-day period will be extended with respect to the amount of Net Proceeds so committed for a period not to exceed 180 days until such Net Proceeds are required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement); and/or

(4)          any combination of the foregoing;

provided, in the case of clause (1) or (2) above, (i) if an offer to purchase any Indebtedness of the Company or any Restricted Subsidiary is made, such amount will be deemed repaid to the extent of the amount of such offer, whether or not accepted by the holders of such Indebtedness, and no Net Proceeds from the applicable Asset Sale in the amount of such offer will be deemed to exist following such offer, and (ii) if the holder of any Indebtedness of a Restricted Subsidiary of the Company declines the repayment of such Indebtedness owed to it from such Net Proceeds such amount will be deemed repaid to the extent of the declined Net Proceeds.

Pending the final application of any Net Proceeds, the Company or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from an Asset Sale not applied or invested in accordance with the preceding paragraph within the time periods set forth above shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $35.0 million, the Company or the applicable Restricted Subsidiary will make an offer (an “Asset Sale Offer”) to all holders of the Notes and such other Pari Passu Lien Obligations that contain provisions similar to those set forth in this Section 4.10 with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of the Notes and such other Pari Passu Lien Obligations that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase, and will be payable in cash.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or the applicable Restricted Subsidiary may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds required to purchase Notes above, the Notes to be purchased will be selected on a pro rata basis and in accordance with DTC procedures, as applicable. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds hereunder will be reset at zero. To the extent Excess Proceeds exceed the outstanding aggregate principal amount of the Notes (and, if required by the terms thereof, all Indebtedness that ranks pari passu with the Notes), the Company need only make an Asset Sale Offer up to the outstanding aggregate principal amount of Notes (and any such Indebtedness that ranks pari passu with the Notes), and any additional Excess Proceeds will not be subject to this Section 4.10 and will be permitted to be used for any purpose otherwise permitted hereunder in the Company’s discretion.

The Company may, at its option, satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the date required by this Indenture with respect to all or a part of the Net Proceeds. An Asset Sale Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, Notes and/or Guarantees. The provisions under this Indenture relative to the Company’s obligations to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

The Company or the applicable Restricted Subsidiary will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.10, the Company or the applicable Restricted Subsidiary will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such conflict.

SECTION 4.11   Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, assign, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving an aggregate consideration in excess of $15.0 million, unless:

(1)          the Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(2)          with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, a majority of the Board of Directors of the Company have determined in good faith that the criteria set forth in the immediately preceding clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company;

provided that any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in clause (2) of this Section 4.11 if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)         any transaction between or among (a) the Company, a Restricted Subsidiary or joint venture or similar entity or (b) the Company and any Person that becomes a Restricted Subsidiary as a result of such transaction (including by way of a merger, consolidation or amalgamation);

(2)          Restricted Payments and Permitted Investments permitted under this Indenture;

(3)          the payment of reasonable compensation and fees and out of pocket expenses to, and indemnities provided on behalf of (and entering into related agreements with) current or former officers, directors, employees, independent contractors or consultants of the Company, any of its direct or indirect parent entities, or any Restricted Subsidiary, as determined in good faith by the Board of Directors of the Company or senior management thereof;

(4)        transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(5)        payments or loans (or cancellations of loans) to employees, consultants or independent contractors of the Company or any of its direct or indirect parent entities or any Restricted Subsidiary which are approved by the Board of Directors of the Company and which are otherwise permitted under this Indenture, but in any event not to exceed $10.0 million in the aggregate outstanding at any one time;

(6)       payments made or performance under any agreement as in effect on the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Board of Directors of the Company to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7)         transactions with customers, clients, suppliers, or purchasers or sellers of goods or services (including the Company and its Subsidiaries and joint ventures), in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture that are fair to the Company or its Restricted Subsidiaries or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party;

(8)         the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder, any direct or indirect parent entity, any director, officer, employee or consultant of the Company, its direct or indirect parent entities or its Subsidiaries or any other Affiliates of the Company (other than a Subsidiary) and the granting of registration rights in connection therewith;

(9)          any (a) employment, severance and similar agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, (b) subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors and (c) employee compensation, equity or similar incentive, and other benefit plans or arrangements, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(10)       (a) without duplication, Permitted Tax Distributions, (b) transactions undertaken in good faith (as certified by the Company in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Company and its Subsidiaries (and not for the purpose of circumventing any covenant set forth herein and which are not materially adverse to the holders of the Notes) and (c) tax sharing agreements, tax groupings and other similar arrangements for the payment of taxes or the surrender or reallocation of taxes or tax reliefs among direct and indirect parent companies of the Company or among Permitted Holders, the Company and its Restricted Subsidiaries;

(11)        any transaction effected in connection with the Transactions;

(12)       (x) the purchase of or investment in debt, equity or other securities of the Company or any of its Restricted Subsidiaries in primary issuances on the same terms as are applicable to non-Affiliates so long as not more than 50% of such issuance is to an Affiliate and (y) purchases or other acquisitions (other than from the Company or any of its Restricted Subsidiaries) of debt or securities of the Company or any of its Restricted Subsidiaries by Affiliates in bona fide secondary transactions and, in the case of each of clauses (x) and (y), payments made to an Affiliate in respect of such securities;

(13)        [reserved];

(14)       transactions with a Person that is an Affiliate of the Company arising solely because the Company or any Restricted Subsidiary owns any Equity Interest in, or controls, such Person;

(15)       any lease or sublease entered into between the Company or any Restricted Subsidiary, as lessee or sublessee and any Affiliate of the Company, as lessor or sub- lessor, which is approved by the Board of Directors of the Company in good faith;

(16)        pledges of Equity Interests of Unrestricted Subsidiaries;

(17)        intellectual property licenses entered into in the ordinary course of business or consistent with past practice;

(18)       any transition services arrangement, supply arrangement or similar arrangements entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary or Investment permitted by the covenant described under Section 4.10 entered into with any successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(19)       an agreement between a Person and an Affiliate of such Person existing at the time such Person is acquired by, or merged into, the Company or a Restricted Subsidiary and not entered into in contemplation of such acquisition or merger; provided that such acquisition or merger complied with this Section 4.11; and

(20)        transactions between the Company or any Restricted Subsidiary and any other Person that would constitute an Affiliate Transaction solely because a director of such other Person is also a director of the Company or any direct or indirect parent of the Company.

Notwithstanding the foregoing, the Trustee shall have no obligation to monitor compliance with, nor be responsible or liable for any determination made or not made by the Company, pursuant to this Section 4.11.

SECTION 4.12   Limitation on Liens.

The Company will not, and will not permit any Guarantor to, directly or indirectly, create, incur or assume any Lien (each a “Subject Lien”) that secures obligations under any Indebtedness, unless, with respect to Liens on property not constituting Collateral, (a) in the case of Liens securing Indebtedness subordinated to the Notes or the Guarantees, the Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens or (b) in all other cases, the Notes and any related Guarantees are equally and ratably secured, provided that none of the foregoing limitations shall apply to Permitted Liens.

Any Lien created for the benefit of the Holders pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (4) of the definition of Indebtedness.

SECTION 4.13   [Reserved].

SECTION 4.14   Offer to Purchase upon Change of Control.

If a Change of Control occurs, unless the Company has at such time given notice of redemption pursuant to Section 3.7 with respect to all outstanding Notes, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer (as defined below) on the terms set forth herein at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, except to the extent the Company has exercised its right to redeem the Notes under Section 3.7 with respect to all outstanding Notes, the Company will deliver a notice (a “Change of Control Offer”) to each holder at its registered address or otherwise in accordance with the procedures of DTC, describing:

(1)        that a Change of Control has occurred or, if the Change of Control Offer is being made in advance of a Change of Control, that a Change of Control is expected to occur, and that such holder has, or upon such occurrence will have, the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to the Change of Control Payment;

(2)          the transaction or transactions that constitute, or are expected to constitute, such Change of Control;

(3)         the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(4)          that any Note not properly tendered will remain outstanding and continue to accrue interest;

(5)          that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(6)        that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7)          that holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes prior to the close of business on the third Business Day preceding the Change of Control Payment Date; provided, that the paying agent receives, not later than such time, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(8)         that if the Company is required to purchase less than all of the Notes, the holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered; provided, that the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;

(9)          if such notice is delivered prior to the occurrence of a Change of Control, that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(10)        the other instructions determined by the Company, consistent with this Section 4.14, that a holder must follow in order to have its Notes purchased.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.14, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations this Section 4.14 by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•
deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company.

The paying agent will promptly mail (or, through DTC, deliver) to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth hereunder made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

SECTION 4.15   Corporate Existence.

Subject to Section 4.10, Section 4.14 and Article V, as the case may be, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Subsidiaries in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.16   [Reserved].

SECTION 4.17   Additional Guarantees.

After the Issue Date, the Company will not permit any of its Domestic Subsidiaries (other than any Excluded Subsidiary) other than a Guarantor to (i) guarantee the payment of Indebtedness under any Credit Facility permitted under clause (1) of the definition of Permitted Debt or (ii) guarantee Indebtedness (other than Indebtedness incurred pursuant to clause 22 of the second paragraph or the first paragraph of Section 4.9) in respect of capital markets debt securities of the Company or any other Guarantor in an aggregate principal amount in excess of $15.0 million unless within fifteen (15) Business Days, of such incurrence or guarantee of such Indebtedness, such Restricted Subsidiary executes and delivers to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes and all other obligations under the this Indenture on the same terms and conditions as those set forth in this Indenture and supplements to the applicable Security Documents in order to grant a Lien in the Collateral owned by such Subsidiary to the same extent as that set forth in this Indenture and the Security Documents and take all actions required by the Security Documents to perfect such Lien (except that with respect to a guarantee of Indebtedness of the Company or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes) provided that this Section 4.17 shall not be applicable to any guarantee of such Indebtedness of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

SECTION 4.18   Further Instruments and Acts.

Upon request by the Trustee or the Notes Collateral Agent or as necessary, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture or as may be necessary or proper to create, evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral in favor of the Notes Collateral Agent for its benefit and the benefit the Trustee and the Holders in accordance with the Security Documents. The Company and the Guarantors shall comply with their respective obligations under Sections 4.04 and 4.16 of the Security Agreement in accordance with the terms thereof and subject to any grace periods set forth therein.

SECTION 4.19   Effectiveness of Covenants.

If on any date following the Issue Date (i) the Notes have an Investment Grade Rating from any two of the three Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then beginning on such date and continuing until the Reversion Date (as defined below), the Company and the Restricted Subsidiaries will not be subject to the following covenants with respect to such Notes (collectively, the “Suspended Covenants”):

(1)          Section 4.10;

(2)          Section 4.7;

(3)          Section 4.9;

(4)          Section 5.1(4);

(5)          Section 4.11;

(6)          Section 4.17; and

(7)          Section 4.8.

Upon the occurrence of a Covenant Suspension Event (the date of such occurrence, the “Suspension Date”), the amount of Excess Proceeds from any Asset Sale shall be reset at zero. In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) any two of the three Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes of the applicable series below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events.

The period of time between (and including) the Suspension Date and the Reversion Date (but excluding the Reversion Date) is referred to in this description as the “Suspension Period.”

The Guarantees of the Guarantors will be released during the Suspension Period to the extent provided under Section 11.1. If the Reversion Date occurs following a Suspension Date, no action taken or omitted to be taken by the Company or any of the Restricted Subsidiaries prior to the Reversion Date will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made on or after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 4.7 had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period), (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period (or deemed incurred or issued in connection with a Limited Condition Acquisition entered into during the Suspension Period) will be classified to have been incurred or issued pursuant to clause (3) of the definition of “Permitted Debt,” (3) no Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period, (4) any Affiliate Transaction entered into on or after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted Section 4.11, (5) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of the first paragraph of the covenant described under Section 4.8 that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (1)(y) of the second paragraph of Section 4.8, (6) no Subsidiary of the Company shall be required to comply with Section 4.17 on or after the Reversion Date with respect to any guarantee or direct obligation entered into by such Subsidiary during the Suspension Period, and (7) all Liens created, incurred or assumed during the Suspension Period in compliance with this Indenture will be deemed to have been outstanding on the Issue Date.

During the Suspension Period, the Company and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 4.12 (including, without limitation, Permitted Liens). To the extent such covenant and any Permitted Liens refer to one or more Suspended Covenants, such covenant or definition shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and the “Permitted Liens” definition and for no other covenant).

Notwithstanding that the Suspended Covenants may be reinstated on and after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist under this Indenture, the Notes of the applicable series or the Guarantees with respect to the Suspended Covenants in respect of any actions taken or events occurring during the Suspension Period or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, and none of the Company or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period, or any actions taken at any time pursuant to any contractual obligation arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time based solely on any action taken or event that occurred during the Suspension Period), and (2) on and after the Reversion Date, the Company and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby.

There can be no assurance that the Notes of any series will ever achieve or maintain Investment Grade Ratings. The Trustee shall have no duty to monitor the ratings of the Notes, determine whether a Suspension Date or Reversion Date has occurred or notify Holders of any of the foregoing.

ARTICLE V

SUCCESSORS

SECTION 5.1     Consolidation, Merger, Conveyance, Transfer or Lease.

The Company may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to another Person; unless:

(1)         (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company (the Company or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Company”) and, if such Person is not (i) a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws and (ii) organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia, a co-obligor of the Notes is organized or existing under such laws;

(2)          the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, this Indenture and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

(3)          immediately after such transaction, no Event of Default exists;

(4)        immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four- quarter period, either (a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 4.9 or (b) either (i) the Fixed Charge Coverage Ratio for the Company (or the Successor Company, as applicable) and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries for the Applicable Measurement Period immediately prior to such transaction or (ii) the Consolidated Leverage Ratio of the Company is equal to or less than the Consolidated Leverage Ratio for the Applicable Measurement Period immediately prior to such transaction; and

(5)         the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, or merger or sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, complies with the provisions of this Indenture.

For purposes of this Section 5.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.

The predecessor company will be released from its obligations under this Indenture and the Security Documents and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Security Documents, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes or its Obligations under the Security Documents.

This Section 5.1 will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of the Company to a Guarantor, or a Guarantor to the Company, another Guarantor or any Person that becomes a Guarantor in connection with such transaction. In addition, clauses (3), (4) and (5) of this Section 5.1 will not be applicable to (a) any Non-Guarantor Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company, a Guarantor or to another Non-Guarantor Subsidiary and (b) the Company or a Guarantor merging with an Affiliate solely for the purpose of reincorporating the Company, as the case may be, in another jurisdiction.

In no event shall the Company or any Restricted Subsidiary voluntarily dispose (which, for the avoidance of doubt, shall include any transfer to an Unrestricted Subsidiary) of any Specified Intellectual Property to any person who is, in the case of the Company or a Guarantor, not the Company or a Guarantor, or in the case of a Non-Guarantor Subsidiary, not the Company or a Restricted Subsidiary, other than non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles.

SECTION 5.2     Successor Company Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.1, the successor corporation formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor corporation and not to the Company), and shall exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1     Events of Default.

“Event of Default” means any of the following:

(1)          the Company defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)          the Company defaults in the payment when due of interest on or with respect to the Notes and such default continues for a period of 30 days;

(3)          the Company defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, this Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below; provided that in the case of a failure to comply with Section 4.3, such period of continuance of such default or breach shall be 120 days after written notice;

(4)        a default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary or the payment of which is guaranteed by the Company or any Significant Subsidiary (other than Indebtedness owed to the Company or a Significant Subsidiary), whether such Indebtedness or guarantee exists on the Issue Date or is created after the Issue Date, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, is in the aggregate $40.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5)          the failure by the Company or any Significant Subsidiary to pay final non- appealable judgments aggregating in excess of $40.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies) which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after the applicable judgment becomes final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)         the Guarantee of a Significant Subsidiary that is a Guarantor or any group of Subsidiaries that are Guarantors and that, taken together as of the date of the most recent audited financial statements of the Company, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any such Guarantor or group of Guarantors denies or disaffirms its obligations under this Indenture or any such Guarantee, other than by reason of the release of the Guarantee in accordance with the terms of Section 11.6, and such Default continues for 10 days;

(7)          (i) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)         commences a voluntary case;

(B)         consents to the entry of an order for relief against it in an involuntary case;

(C)         consents to the appointment of a custodian of it or for all or substantially all of its property;

(D)         makes a general assignment for the benefit of its creditors; or

(E)         generally is not paying its debts as they become due; or

(ii)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)       is for relief against the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, in an involuntary case;

(B)         appoints a custodian of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries; or

(C)         orders the liquidation of the Company or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary and the order or decree remains unstayed and in effect for 60 consecutive days;

(8)          unless all the Collateral has been released from the Liens in accordance with the provisions of this Indenture and the Security Documents, the Company shall assert or any Guarantor shall assert, in any pleading in a court of competent jurisdiction, with respect to any Collateral have a value in excess of $35.0 million, that any such security interest is invalid or unenforceable and, the Company or such Significant Subsidiary fails to rescind such assertions within 30 days after the Company has actual knowledge of such assertions; or

(9)         the failure of the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents, except for a failure that would not be material as a whole to the Holders of the Notes and would not materially affect the value of the Collateral taken as a whole.

SECTION 6.2     Acceleration.

If an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 with respect to the Company) shall occur and be continuing, up to two years following the first public notice or notice to the Trustee of such event, the Trustee or the Holders of at least 30% in principal amount of the outstanding Notes may declare the principal of and accrued and unpaid interest, if any, on the outstanding Notes to be due and payable by a notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (an “Acceleration Notice”). Upon such declaration of acceleration and issuance of an Acceleration Notice, the aggregate principal of and any accrued and unpaid interest on the outstanding Notes shall immediately become due and payable; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default. Any time period to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

If an Event of Default specified in clause (7) of Section 6.1 with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in principal amount of the then outstanding Notes, by written notice to the Trustee, may on behalf of all of the Holders rescind and cancel an acceleration and its consequences:

(1)          if the rescission would not conflict with any judgment or decree;

(2)          if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)          to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)          if the Company has paid the Trustee its agreed-upon compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)        in the event of the cure or waiver of an Event of Default of the type described in clause (7) of Section 6.1, the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event of any Event of Default specified in clause (4) of Section 6.1, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose, the Company delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

Prior to any Acceleration Notice being provided, (i) if a Default occurring by reason of a failure to report or to deliver a required certificate in connection with another Default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or to deliver a required certificate in connection with another Default (which Default resulted solely because of that Initial Default) will also be cured without any further action, and (ii) any Default or Event of Default occurring by reason of the failure to comply with the time periods prescribed in Section 4.3 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such (A) report required by such covenant or such notice or (B) certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to Section 3.7, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the issuance of an Acceleration Notice.

SECTION 6.3     Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence to the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4     Waiver of Past Defaults.

Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than as a result of an acceleration, subject to the fourth paragraph of Section 6.2), which shall require the consent of all of the Holders of the Notes then outstanding.

SECTION 6.5     Control by Majority.

Subject to the terms of the Intercreditor Agreement and the Security Documents, the Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available (including the foreclosure of the Collateral) to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability, and (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

SECTION 6.6     Limitation on Suits.

A Holder may pursue a remedy with respect to this Indenture or the Notes only if:

(a)          the Holder gives to the Trustee written notice of a continuing Event of Default or the Trustee receives such notice from the Company;

(b)          the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c)          such Holder or Holders offer and, if requested, provide to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(d)        the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer and, if requested, the provision of such indemnity or security; and

(e)          during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.7     Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, and interest, if any, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.8     Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9     Trustee May File Proofs of Claim.

Subject to the terms of the Intercreditor Agreement and the Security Documents, the Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10   Priorities.

Subject to the provisions of the Intercreditor Agreement and the Security Documents, if the Trustee collects any money or property pursuant to this Article VI, it shall pay out the money and property in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.7, including payment of all reasonable compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively;

Third: without duplication, to the Holders for any other Obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11   Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1     Duties of Trustee.

(a)          If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)          Except during the continuance of an Event of Default:

(i)          the duties of the Trustee shall be determined solely by the express provisions of this Indenture or the TIA, and the Trustee need perform only those duties that are specifically set forth in this Indenture or the TIA and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)        the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

However, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform to the requirements of this Indenture; provided, that the Trustee need not act or refrain from acting based on any certificate or opinion that it determines to be not in conformity with the requirements of this Indenture. If presented with a non-conforming certificate or opinion, the Trustee may request the delivering party to re-issue the certificate or opinion in the manner required by this Indenture before taking any action.

(c)          The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)          this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(ii)          the Trustee shall not be liable for any error of judgment made in good faith by an officer of the Trustee, unless it is proved in a court of competent jurisdiction in a final and non-appealable judgment that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(iii)        the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)          Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.1.

(e)          No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(f)         The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2     Rights of Trustee.

(a)          The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting on any document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)          Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing, and the Trustee shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c)          The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)          The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. Any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate, and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company or a Guarantor shall be sufficient if signed by an officer of the Company or such Guarantor.

(f)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities (which includes the reasonable costs of Trustee’s legal counsel) that might be incurred by it in compliance with such request or direction.

(g)         The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h)          The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including, for the avoidance of doubt, as Notes Collateral Agent), and to each agent, custodian and other Persons employed to act hereunder.

(i)          The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j)         The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee has received from the Company or any other obligor upon the Notes or from any Holder written notice thereof at its address set forth in Section 12.2 and such notice references the Notes and this Indenture. In the absence of such actual knowledge or such notice, the Trustee may conclusively assume that no such Default or Event of Default exists.

(k)          In no event shall the Trustee be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit and punitive damages) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l)         The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent, custodian nominee or attorney appointed by it with due care hereunder.

(m)         The Trustee shall not be required to give any bond or surety in respect of its powers and duties hereunder.

(n)         Neither the Trustee nor any of its directors, officers, employees, agents, or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of their respective directors, members, officers, agents, affiliates, or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy or omission in the information obtained from the Company or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties or set forth herein as a result of any inaccuracy or incompleteness.

(o)          The permissive rights of the Trustee enumerated herein shall not be construed as duties.

SECTION 7.3     Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (within the meaning of the TIA), it must eliminate such conflict within ninety (90) days, apply to the Commission for permission to continue as Trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

SECTION 7.4     Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes, any statement or recital on any Officer’s Certificate delivered to the Trustee under Article IV or Section 8.4, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication and any notices or reports under Sections 7.5 and 7.6.

SECTION 7.5     Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice, and be protected in doing so, if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder of Notes delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such noteholder’s Position Representation within five (5) Business Days of request therefor (a “Verification Covenant”). In any case in which the noteholder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the notes in lieu of DTC or its nominee, and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such noteholder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such noteholder, the percentage of notes held by the remaining noteholders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. In addition, for the avoidance of doubt, the foregoing paragraphs shall not apply to any Holder that is a Regulated Bank.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any noteholder or any other Person in acting in good faith on a Noteholder Direction. A Position Representation may be substantially in the form of Exhibit E hereto with such other changes and information as reasonably requested by the Company, the Trustee and the Notes Collateral Agent, if applicable.

SECTION 7.6     Reports by Trustee to Holders of the Notes.

Within 60 days after each January 15 beginning with January 15, 2022, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders shall be mailed to the Company and filed with the Commission and each stock exchange on which the Company has informed the Trustee in writing the Notes are listed in accordance with TIA § 313(d). The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.7     Compensation and Indemnity.

The Company shall pay to the Trustee from time to time compensation for its acceptance of this Indenture and services hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Company and the Guarantors, jointly and severally, shall indemnify the Trustee in any capacity under this Indenture (which for purposes of this Section 7.7 shall include its officers, directors, employees and agents) against any and all claims, damage, losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company (including this Section 7.7) and defending itself against any claim (whether asserted by the Company or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall be caused by its own negligence or willful misconduct. The Trustee shall notify the Company promptly of any claim of which a Responsible Officer has received written notice and for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel, and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Company and the Guarantors under this Section 7.7 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(9) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

SECTION 7.8     Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. Upon 30 days’ notice, the Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee upon 30 days’ written notice thereof if:

(a)          the Trustee fails to comply with Section 7.10;

(b)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)          a custodian or public officer takes charge of the Trustee or its property; or

(d)          the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee does not take office within 45 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Company), the Company or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and the duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7. No resigning Trustee shall be responsible or liable for actions or inactions of any properly appointed successor Trustee. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s and the Guarantors’ obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

SECTION 7.9     Successor Trustee by Merger, Etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or any Agent, as applicable, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 7.10   Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. The Trustee together with its affiliates shall at all times have a combined capital surplus of at least the minimum amount required by the TIA, as set forth in its most recent annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b) including the provision in § 310(b)(1); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or conflicts of interest or participation in other securities, of the Company or the Guarantors are outstanding if the requirements for exclusion set forth in TIA § 310(b)(1) are met.

SECTION 7.11   Preferential Collection of Claims Against the Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

SECTION 7.12   Security Documents; Intercreditor Agreement.

By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and Notes Collateral Agent, as the case may be, to execute and deliver on or after, as the case may be, the Issue Date, the Intercreditor Agreement and any other Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Security Documents executed after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are (a) expressly authorized to make the representations attributed to Holders in any such agreements and (b) not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Intercreditor Agreement or any other Security Document, the Trustee and the Notes Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of any other Security Document).

SECTION 7.13    Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a)         Beyond the exercise of reasonable care in the custody thereof, the Trustee shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

(b)         The Trustee shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Intercreditor Agreement or the Security Documents by the Company, the Guarantors or the ABL Agent.

This Section 7.13 is in furtherance, and not in limitation, of the rights of the Trustee in such capacity and as Notes Collateral Agent under Section 10.7 hereof.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THE INDENTURE

SECTION 8.1     Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at any time, at the option of its Board of Directors and evidenced by a Board Resolution set forth in an Officer’s Certificate, elect to have either Section 8.2 or 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2     Legal Defeasance.

Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from its obligations with respect to all outstanding Notes, and have all Liens on the collateral securing the Notes released, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in clause (a) and (b) below, and to have satisfied all of its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to in Section 8.4(1); (b) the Company’s obligations with respect to such Notes under Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.12, 2.16, 4.1, 4.2 and 4.15 (as to the legal existence of the Company only); (c) the rights, powers, trusts, benefits, duties and immunities of the Trustee, including without limitation thereunder, under Sections 7.7, 8.5 and 8.7 and the Company’s obligations in connection therewith; (d) the Company’s rights pursuant to Section 3.7; and (e) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

SECTION 8.3     Covenant Defeasance.

Upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, the Company shall, subject to the satisfaction of the conditions set forth in Section 8.4, be released from its obligations under the covenants contained in Sections 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 (as to the legal existence of the Company’s Subsidiaries only), 4.16, 4.17, 5.1(4) and Article II with respect to the outstanding Notes, and have all Liens securing the collateral securing the Notes released, on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.1 of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4, Sections 6.1(4), 6.1(7), 6.1(8) and, solely with respect to any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, 6.1(9) shall not constitute Events of Default.

Notwithstanding any discharge or release of any obligations pursuant to Section 8.2 or Section 8.3, the Company’s obligations in Sections 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.12, 2.16, 4.1, 4.2, 4.15 (as to the legal existence of the Company only), 7.7, 8.5 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.5 and 8.7 shall survive.

SECTION 8.4     Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1)        the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable United States Government Securities, or a combination of cash in United States dollars and non-callable United States Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, delivered to the Trustee, to pay the principal of, or interest and premium, if any, on the outstanding Notes issued hereunder on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)          in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders and Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)         in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders and Beneficial Owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)          [reserved];

(5)        the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or any Guarantor or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or any Guarantor or others; and

(6)          the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to certain qualifications), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the requirements of clause (2) above with respect to a Legal Defeasance need not be complied with if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SECTION 8.5     Deposited Money and United States Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6, all money and non-callable United States Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Trustee”) pursuant to Section 8.4 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Company or any Subsidiary acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable United States Government Securities deposited pursuant to Section 8.4 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company and be relieved of all liability with respect to any money or non-callable United States Government Securities held by it as provided in Section 8.4 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6     Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest, if any, on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

SECTION 8.7     Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non- callable United States Government Securities in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8     Discharge.

The Company and the Guarantors may terminate the obligations under this Indenture and the Notes when:

(1)          either:

(A)         all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B)         all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will or may become due and payable by reason of the giving of a notice of redemption or otherwise within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in United States dollars, non-callable United States Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)        no Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(3)          the Company has paid or caused to be paid all Obligations payable by it under this Indenture, the Guarantees and (other than with respect to Pari Passu Lien Obligations secured thereby) the Security Documents; and

(4)          the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.

(5)         In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

In the case of clause (1)(B) of this Section 8.8, and subject to the next sentence and notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.10, 2.12, 2.16, 4.1, 4.2, 4.15 (as to legal existence of the Company only), 7.7, 8.5 and 8.7 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.5 and 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit, as set forth in this Section 8.8, the Trustee upon request shall acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1     Without Consent of Holders of the Notes.

Notwithstanding Section 9.2, without the consent of any Holders, the Company, the Guarantors and the Trustee and/or Notes Collateral Agent, at any time and from time to time, may amend or supplement this Indenture, the Notes issued hereunder, the Intercreditor Agreement and the Security Documents for any of the following purposes to:

(1)          cure any ambiguity, omission, mistake, defect or inconsistency;

(2)          provide for uncertificated Notes in addition to or in place of Certificated Notes (provided, however, that such uncertificated Notes are in “registered” form within the meaning of section 163 of the Code and Treasury Regulations thereunder);

(3)          provide for the assumption by a Successor Company or a successor company of a Guarantor, as applicable, of the Company’s or such Guarantor’s obligations under this Indenture, the Security Documents, the Notes or any Guarantee or otherwise comply with Article V;

(4)          (a) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder or (b) to surrender any right or privileges conferred upon the Company or the Guarantors;

(5)          add additional assets as Collateral, to release Collateral from the Liens pursuant to this Indenture and the Security Documents when permitted or required by this Indenture, the Security Documents and/or the Intercreditor Agreement or to modify the Security Documents and/or the Intercreditor Agreement to secure additional extensions of credit and add additional secured creditors holding Obligations that are permitted to constitute Pari Passu Lien Obligations under the Security Documents pursuant to the terms of this Indenture;

(6)          add a Guarantee of the Notes;

(7)          provide for the issuance of Additional Notes in accordance this Indenture;

(8)       release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of this Indenture;

(9)          make any amendment to the provisions of this Indenture relating to the transfer and legending of the Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, that (a) compliance with this Indenture as so amended would not result in the Notes being transferred in violation of the Securities Act or any applicable securities laws, as determined by the Company, and (b) such amendment does not materially and adversely affect the rights of the holders to transfer the Notes, as determined by the Company;

(10)        evidence and provide for the acceptance of appointment by a successor trustee; provided, that the successor trustee is otherwise qualified and eligible to act as such under the terms of this Indenture;

(11)        comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA, if applicable;

(12)        comply with the rules of any applicable securities depositary;

(13)        conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of Notes” section in the Offering Memorandum;

(14)        secure any future Indebtedness to the extent permitted under this Indenture, the Security Documents and the Intercreditor Agreement; or

(15)        enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Intercreditor Agreement, taken as a whole, or any joinder thereto or to add additional parties with Pari Passu Lien Priority to any Security Documents.

SECTION 9.2     With Consent of Holders of Notes.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), the Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Intercreditor Agreement or the Security Documents or, subject to the third paragraph of Section 6.2, Sections 6.4 and 6.7, waive any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes; provided, however, that no such amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (with respect to any Notes held by a non-consenting Holder):

(1)          reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)         reduce the principal of or change the maturity of any Note, reduce the premium payable upon the redemption of the Notes or change the time at which the Notes may be redeemed as described in Section 3.7; provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (other than provisions relating to Section 4.10 or Section 4.14);

(3)          reduce the rate of or change the time for payment of interest on any Note;

(4)        waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes issued hereunder (except a rescission of acceleration of the Notes and the waiver of the payment default that resulted from such acceleration, issued hereunder by the holders of at least a majority in aggregate principal amount of the Notes issued hereunder with respect to any default and a waiver of the payment default that resulted from such acceleration);

(5)          make any Note payable in money other than that stated in the Notes;

(6)         make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on the Notes issued hereunder or impair the contractual right set forth in this Indenture and the Notes to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes after the due dates thereof;

(7)          make any change in the ranking of any Note (other than the priority of Liens) that would adversely affect the Holders;

(8)         amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate an Asset Sale Offer in respect of an Asset Sale that has been consummated after a requirement to make an Asset Sale Offer has arisen; or

(9)          make any change in this Section 9.2.

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under this Indenture and its consequences, except a Default:

(1)        in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2)          in respect of a covenant or provision hereof which under this Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Additionally, without the consent of holders of at least 66 2/3% in principal amount of the Notes then outstanding, (i) no such amendment, waiver or modification will (A) release all or substantially all of the Collateral from the Liens securing the Notes and Guarantees or (B) change or alter the priority of the Liens securing the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture, the Security Documents or the Intercreditor Agreement.

SECTION 9.3     [Reserved].

SECTION 9.4     Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If the Company fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished for the Trustee prior to such solicitation pursuant to Section 2.5 or (ii) such other date as the Company shall designate.

SECTION 9.5     Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6     Trustee and Notes Collateral Agent to Sign Amendments, Etc.

The Trustee and the Notes Collateral Agent shall sign any amended or supplemental indenture or amended or supplemented Security Document or amendment or supplement to the Intercreditor Agreement authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee and the Notes Collateral Agent. In signing or refusing to sign any amendment or supplemental indenture or amended or supplemented Security Document or amendment or supplement to the Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall be provided with and (subject to Section 7.1) shall be fully protected in conclusively relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture or amended or supplemented Security Document or amendment or supplement to the Intercreditor Agreement is authorized or permitted by this Indenture, that all conditions precedent thereto have been met or waived, that such amendment or supplemental indenture is not inconsistent herewith and that it will be valid and binding and enforceable upon the Company and the Guarantors in accordance with its terms.

ARTICLE X

COLLATERAL

SECTION 10.1   Security Documents.

On and after the Issue Date, the due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and payment and performance of all other Obligations of the Company and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the Intercreditor Agreement and the Security Documents, according to the terms hereunder or thereunder (collectively, the “Notes Obligations”), shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Notes Obligations, subject to the terms of the Intercreditor Agreement. The Trustee and the Company hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral as agent for the benefit of the Holders and the Trustee and pursuant to the terms of the Security Documents and the Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and the Intercreditor Agreement, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents.

SECTION 10.2   Release of Collateral.

The Notes Collateral Agent may take any action requested by the Company having the effect of releasing or subordinating any Collateral to the extent necessary to permit consummation of any transaction not prohibited by this Indenture. In addition, the Liens on the Collateral will be automatically released with respect to the Notes and the Guarantees, in each case without delivery of any document or performance of any further act of any Person

(a)         in whole, upon payment in full (other than any contingent obligation arising thereunder for which a claim has not been asserted) of the principal of, accrued and unpaid interest, if any, and premium, if any, on the Notes;

(b)         with respect to any Guarantor, upon the consummation of any transaction effected for a legitimate business purpose and permitted by this Indenture as a result of which such Guarantor ceases to be a Guarantor (including by becoming an Excluded Subsidiary), pursuant to a merger with a Subsidiary that is not a Guarantor or a designation or conversion as an Unrestricted Subsidiary, in each case effected for a legitimate business purpose in a transaction permitted by, and pursuant to, this Indenture;

(c)         upon (i) any sale or other transfer by the Company or any Guarantor (other than to the Company or any other Guarantor) of any Collateral in a transaction permitted under the Security Documents, (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or to the release of any Guarantor from its Guarantee pursuant to the Security Documents, (iii) upon any Collateral becoming Excluded Assets, (iv) any Collateral that is owned by a Guarantor to the extent such Guarantor has been released from its Guarantee in accordance with this Indenture or (v) otherwise in accordance with, and as expressly provided for under, this Indenture and the Security Documents;

(d)          as described in the Intercreditor Agreement;

(e)          in whole, upon satisfaction and discharge of this Indenture as described under Section 8.8;

(f)          in whole, upon legal defeasance or covenant defeasance as described under Sections 8.2 or 8.3;

(g)          to the extent any particular item of Collateral becomes an Excluded Asset;

(h)          as described under Section 4.19; provided that the Liens on the Collateral in favor of the Notes will be reinstated upon the occurrence of the Reversion Date;

(i)          the release of Excess Proceeds that remain unexpended after the conclusion of an Asset Sale Offer conducted in accordance with this Indenture;

(j)          as described under Article IX;

(k)         in part, to enable the Company and the Guarantors to consummate a disposition of such property or assets (other than any disposition to the Company or a Guarantor) to the extent not prohibited under this Section 4.10 or Section 5.1.

Upon any sale or disposition of Collateral in compliance with this Indenture and the Security Documents, the Liens in favor of the Collateral Agent on such Collateral and (subject to the provisions described under Section 10.02) all proceeds thereof shall automatically terminate and be released and the Notes Collateral Agent will execute and deliver such documents and instruments as the Company and the Guarantors may request to evidence such termination and release (without recourse or warranty) without the consent of the Holders.

SECTION 10.3   Suits to Protect the Collateral.

Subject to the provisions of Article VII and the Security Documents and the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a)          enforce any of the terms of the Security Documents; and

(b)          collect and receive any and all amounts payable in respect of the Notes Obligations.

Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 10.3 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

SECTION 10.4   Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 10.5   Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article X to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

SECTION 10.6   Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article X upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article X; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 10.7   Collateral Agent.

(a)         Each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreement and each of the Holders by acceptance of the Notes hereby irrevocably authorizes and directs the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents and the Intercreditor Agreement and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents and the Intercreditor Agreement, and consents and agrees to the terms of the Intercreditor Agreement and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 10.7. The provisions of this Section 10.7 are solely for the benefit of the Notes Collateral Agent and none of the Trustee, any of the Holders or any of the Company or the Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreement and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents or the Intercreditor Agreement to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreement or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)          The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”) and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in- fact or Related Person that it selects as long as such selection was made in good faith.

(c)          None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor or Affiliate of the Company or any Guarantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of the Company or any Guarantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of the Company or any Guarantor or any of their respective Affiliates.

(d)         The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or email) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Guarantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e)          The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 10.7).

(f)          The Notes Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Notes Collateral Agent may appoint, after consulting with the Trustee, subject to the consent of the Company (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor collateral agent. If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction, at the expense of the Company, to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 10.7 (and Section 7.7) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(g)         The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h)         The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, on or after the Issue Date, whether executed on or after the Issue Date, (ii) enter into the Intercreditor Agreement on or after the Issue Date, (iii) make the representations of the Holders set forth in the Security Documents and Intercreditor Agreement, (iv) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (v) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.

(i)          If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Notes Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreement.

(j)         The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k)          The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Company’s or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Notes Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.

(l)          If the Company or any Guarantor (i) incurs any obligations in respect of RCF Obligations at any time when no intercreditor agreement is in effect or at any time when Indebtedness constituting RCF Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the RCF Obligations so incurred, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder.

(m)        No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) if it shall have received indemnity satisfactory to the Notes Collateral Agent against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Notes Collateral Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Notes Collateral Agent in its sole discretion, protecting the Notes Collateral Agent from all such liability. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(n)         The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Security Documents or instruments referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o)          Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p)         The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any Guarantor under this Indenture, the Intercreditor Agreement and the Security Documents. Neither the Notes Collateral Agent nor the Trustee shall be responsible for the existence, genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any this Indenture, any Security Documents, the Intercreditor Agreement or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Security Document; the validity, enforceability or collectability of any Notes Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Security Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreement.

(q)         The parties hereto and the Holders hereby agree and acknowledge that the Notes Collateral Agent shall not assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral.

(r)          Upon the receipt by the Notes Collateral Agent of a written request of the Company signed by two Officers (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date (it being agreed and understood that each of the Notes Collateral Agent and the Trustee is hereby authorized to execute and enter into, and shall execute and enter into, without further consent of any Holder, the Security Agreement, the Pledge Agreement and the Intercreditor Agreement, in each case, on the Issue Date). Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 10.7(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Documents have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents.

(s)        Subject to the provisions of the applicable Security Documents and the Intercreditor Agreement, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Intercreditor Agreement and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreement or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Notes or the Trustee, as applicable.

(t)          After the occurrence of an Event of Default, the Trustee may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreement.

(u)        The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(v)        In each case that the Notes Collateral Agent may or is required hereunder or under the Security Documents or the Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under the Security Documents or the Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w)        Notwithstanding anything to the contrary in this Indenture or any other Notes Document, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture or the other Note Documents (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x)         Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Company or the Guarantors, it may require an Officer’s Certificate, which shall conform to the provisions of Section 12.5. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y)         Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(z)        Notwithstanding any other provision hereof, neither the Notes Collateral Agent nor the Trustee shall have any duties or obligations under hereunder or under the Intercreditor Agreement or any Security Document except those expressly set forth herein or therein. Without limiting the generality of the foregoing, in the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s or the Trustee’s sole discretion may cause it to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause it to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee each reserves the right, instead of taking such action, to either resign or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to any person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for the Collateral to be possessed, owned, operated or managed by any person other than the Grantor, the holders of a majority of the aggregate principal amount of the Notes shall direct the Notes Collateral Agent or Trustee, as applicable, to appoint an appropriately qualified person who they shall designate to possess, own, operate or manage, as the case may be, the Collateral.

(aa)        The rights, privileges, protections, immunities and benefits given to the Trustee on its own behalf (and not on behalf of the Holders), including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

SECTION 10.8   Voting.

In connection with any matter under the Security Documents requiring a vote of holders of Secured Obligations (as defined in the Security Agreement), the holders of such Secured Obligations shall be treated as a single class and the Holders shall cast their votes in accordance with this Indenture. The amount of the Notes to be voted by the Holders will equal the aggregate outstanding principal amount of the Notes. Following and in accordance with the outcome of the applicable vote under this Indenture, the Trustee shall vote the total amount of the Notes as a block in respect of any vote under the Security Documents

SECTION 10.9   No Impairment of the Security Interests.

Except as otherwise permitted under this Indenture, the Intercreditor Agreement and the Security Documents, neither the Company nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Notes Collateral Agent and the Holders.

SECTION 10.10  Insurance.

The Company shall maintain insurance, and cause each of its Restricted Subsidiaries to maintain insurance, with financially sound and reputable insurers (naming the Notes Collateral Agent as an additional insured, loss payee or mortgagee, as applicable), with respect to such of its properties, against such risks, casualties and contingencies and in such types and amounts as are consistent with sound business practice, it being understood that this Section shall not prevent the use of deductible or excess loss insurance and shall not prevent (i) the Company or any of its Subsidiaries from acting as a self-insurer or maintaining insurance with another Subsidiary or Subsidiaries of the Company so long as such action is consistent with sound business practice or (ii) the Company from obtaining and owning insurance policies covering activities of its Subsidiaries.

ARTICLE XI

GUARANTEES

SECTION 11.1   Guarantees.

(a)         As of the date any Person executes a counterpart to this Indenture as a “Guarantor,” such Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, to the Notes Collateral Agent and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any, and interest, if any, on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, if any, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b)         As of the date any Person executes a counterpart to this Indenture as a “Guarantor,” such Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)          As of the date any Person executes a counterpart to this Indenture as a “Guarantor,” such Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Guarantee or as provided for in this Indenture. As of the date any Person executes a counterpart to this Indenture as a “Guarantor,” such Guarantor hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee, the Notes Collateral Agent or any of the Holders.

(d)         If any Holder, the Notes Collateral Agent or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e)          As of the date any Person executes a counterpart to this Indenture as a “Guarantor,” such Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

SECTION 11.2   Execution and Delivery of Guarantee.

To evidence its Guarantee set forth in Section 11.1, each Guarantor agrees that this Indenture (or any supplement to it) shall be executed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual or facsimile signature. As of the date any Person executes a counterpart to this Indenture (or any supplement to it) as a “Guarantor,” such Guarantor hereby agrees that its Guarantee set forth in Section 11.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the officer, board member or director of such Guarantor whose signature is on this Indenture (or any supplement to it) no longer holds office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

If required by Section 4.17 hereof, the Company shall cause each Restricted Subsidiary described in Section 4.17 hereof to comply with the provisions of Section 4.17 hereof and this Article XI, to the extent applicable.

SECTION 11.3   Severability.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 11.4   Limitation of Guarantors’ Liability.

Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and, as of the date any Person executes a counterpart to this Indenture as a “Guarantor,” such Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee (other than a company that is a direct or indirect parent of the Company) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent transfer or conveyance.

SECTION 11.5   Guarantors May Consolidate, Etc., on Certain Terms.

Except as otherwise provided in this Section 11.5 or Section 11.6, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:

(1)         such Guarantor is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);

(2)        the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3)          immediately after giving effect to such transaction, no Default or Event of Default exists;

(4)          the Net Proceeds of any such sale or other disposition of a Guarantor are applied in accordance with the provisions of Section 4.10; and

(5)         the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger or sale or disposition of all or substantially all of the assets or properties of such Guarantor complies with the provisions of this Indenture.

For purposes of this Section 11.5, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of a Guarantor, which properties and assets, if held by such Guarantor instead of such Restricted Subsidiaries, would constitute all or substantially all of the properties and assets of such Guarantor on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of such Guarantor.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the relevant predecessor Guarantor, such Successor Guarantor shall succeed to and be substituted for such predecessor Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the Issue Date.

This Section 11.5 will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets by a Guarantor to the Company or another Guarantor. In addition, clauses (3), (4) and (5) will not be applicable to any Restricted Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Restricted Subsidiary.

SECTION 11.6   Release of Guarantees.

Any Guarantor shall be automatically released and relieved of any obligations under this Guarantee, in the event that:

(a)          the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary) or all or substantially of the assets of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the provisions of this Indenture;

(b)        the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture or any Restricted Subsidiary is or becomes an Excluded Subsidiary;

(c)          the release or discharge of the guarantee by, or direct obligation of, such Guarantor of Indebtedness under the New Revolving Credit Facility (other than in connection with the payment in full of Indebtedness and commitments under, and the termination of, the New Revolving Credit Facility);

(d)          in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the Notes pursuant to Section 4.17, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Company or any Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the Notes, so long as all other Indebtedness incurred by such Restricted Subsidiary is permitted under this Indenture to be incurred by a Non-Guarantor Subsidiary;

(e)         if the Company exercises its Legal Defeasance option or its Covenant Defeasance option pursuant to Section 8.2 or 8.3 or if its obligations under this Indenture are discharged in accordance with Section 8.8;

(f)          the occurrence of a Covenant Suspension Event; provided that such Guarantee shall not be released pursuant to this clause for so long as such Guarantor is an obligor with respect to any Indebtedness under the New Revolving Credit Facility, and such Guarantee shall be reinstated upon the occurrence of the Reversion Date; or

(g)          as described under Article IX.

Upon delivery to the Trustee of an Officer’s Certificate to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.

Any Guarantor not released from its obligations under this Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XI.

SECTION 11.7   Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1   Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), such imposed duties shall control.

SECTION 12.2   Notices.

Any notice or communication by the Company, any Guarantor or the Trustee or Notes Collateral Agent to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others address:

If to the Company:

Turning Point Brands, Inc.
5201 Interchange Way
Louisville, KY 40229
Attention: President Chief Executive Officer
Email: rlavan@tpbi.com

With a copy to:

Milbank LLP
55 Hudson Yards
New York, New York 10001-2163
Facsimile: (212) 530-5219
Attention: Brett D. Nadritch

If to the Trustee or Notes Collateral Agent:

GLAS Trust Company LLC
3 Second Street, Suite 206
Jersey City, NJ 07311
Email: clientservices.americas@glas.agency

The Company, Trustee or the Notes Collateral Agent, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier promising next Business Day delivery.

Any notice or communication to a Holder shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

The Trustee and the Notes Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, pdf, facsimile transmission or other similar unsecured electronic methods, provided, however, that the Trustee and the Notes Collateral Agent shall have received an incumbency certificate listing persons designated to give such instructions or directions and containing specimen signatures of such designated persons, which such incumbency certificate shall be amended and replaced whenever a person is to be added or deleted from the listing. If the Company or the Guarantors elect to give the Trustee and the Notes Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Trustee and the Notes Collateral Agent in its discretion elects to act upon such instructions, the Trustee and the Notes Collateral Agent’s understanding of such instructions shall be deemed controlling. The Trustee and the Notes Collateral Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee and the Notes Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction (except when such reliance and compliance occurs as a result of Trustee or the Notes Collateral Agent’s negligence). The Company and the Guarantors each agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee and the Notes Collateral Agent, including without limitation the risk of the Trustee and the Notes Collateral Agent acting on unauthorized instructions, and the risk or interception and misuse by third parties (except when such reliance and compliance occurs as a result of the Trustee and the Notes Collateral Agent’s negligence).

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee or the Notes Collateral Agent, which shall be effective only upon actual receipt.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.3   Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION 12.4   Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture (other than the initial issuance of the Notes), the Company shall furnish to the Trustee upon request:

(a)          an Officer’s Certificate (which shall include the statements set forth in Section 12.5) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)          an Opinion of Counsel.

SECTION 12.5   Statements Required in Certificate.

Each certificate with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)          a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)         a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)          a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d)          a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION 12.6   Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.7   No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, unitholder or member of the Company, any of its Subsidiaries or any of its direct or indirect parent Persons, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, this Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such waiver is against public policy.

SECTION 12.8   Governing Law.

THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE GUARANTEES. The parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that the Trustee, Agent, or Holder any otherwise have to bring any action or proceeding relating to this Indenture against the Company or any Guarantor or their properties in the courts of any jurisdiction to enforce any judgment, order or process entered by such courts situate within the State of New York or to enjoin any violations hereof or for relief ancillary hereto or otherwise to collect on loans or enforce the payment of any Notes or to enforce, protect or maintain their rights and claims or for any other lawful purpose.

SECTION 12.9   No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10  Successors.

All agreements of the Company and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its successors and assigns.

SECTION 12.11  Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.12  Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed Indenture by one party to any other party may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law), including DocuSign, or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

SECTION 12.13  Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.14  Acts of Holders.

(a)          Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 12.14.

(b)          The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)          The ownership of Notes shall be proved by the Holder list maintained under Section 2.5 hereunder.

(d)          Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)          If the Company shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Company may, at its option, by or pursuant to a Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Company shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

SECTION 12.15  Waiver of Jury Trial.

EACH OF THE COMPANY, THE GUARANTORS, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.16  Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, pandemics, epidemics or recognized public health emergencies, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.17  Calculations.

Except as otherwise provided herein, the Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of Redemption Price and accrued interest payable on the Notes.

SECTION 12.18  USA Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

[Signatures on following page]

Dated as of February 11, 2021

Turning Point Brands, Inc.

By:	/s/ Brittani Cushman
Name: Brittani Cushman
Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Turning Point Brands, Inc. Indenture]

Dated as of February 11, 2021

GLAS TRUST COMPANY LLC, as Trustee and Notes Collateral Agent

By:	/s/ Diana Gulyan
Name: Diana Gulyan
Title: AVP

[Signature Page to Turning Point Brands, Inc. Indenture]